Exhibit 10.21

AGREEMENT OF SALE AND PURCHASE

between

UP STONECREEK, INC.,

an Arizona corporation,

“Seller”

and

EHP OPERATING PARTNERSHIP, L.P.,

a Maryland limited partnership,

“Buyer”

with Escrow Instructions for

STEWART TITLE GUARANTY COMPANY,

as Escrow Agent

TABLE OF CONTENTS

and

LIST OF EXHIBITS AND SCHEDULES

i

EXHIBITS AND SCHEDULE

Exhibit A	Description of Land

Exhibit B	List of Leases

Exhibit C	Disclosure Items

Exhibit D	List of Service and Other Contracts

Exhibit E	Form of Deed

Exhibit F	Form of Bill of Sale

Exhibit G	Form of Assignment and Assumption of Leases

Exhibit H	Form of Assignment and Assumption of Contracts

Exhibit I	Due Diligence Items

Exhibit J	Form of Manager’s General Release and Termination Agreement

Exhibit K	Form of Seller Indemnity Agreement

Exhibit L	PIP

Exhibit M	Forms of Applications for Good Standing

Schedule 1.1-1	List of Advance Bookings

Schedule 1.1-2	Description of Liquor License

Schedule 6.1(d)	List of Suits and Proceedings

Schedule 6.1(r)	List of Hazardous Materials

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of December 29, 2004, is between UP STONECREEK, INC., an Arizona corporation (“Seller”), and EHP OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (“Buyer”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“Additional Contracts” shall have the meaning set forth in Section 8.2 hereof.

“Additional Deposit” shall have the meaning ascribed in Section 2.3.

“Advance Bookings” means all guest, banquet room, meeting room and restaurant reservation agreements and agreements for conferences and tournaments affecting or pertaining to the Hotel and all deposits made thereunder for periods after the Closing, a complete list of which is set forth on Schedule 1.1-1 attached hereto.

“Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

“Approved Contracts” shall mean all Contracts and Additional Contracts, but shall specifically exclude all Disapproved Contracts.

“Assignment and Assumption of Contracts” shall have the meaning ascribed in Section 9.3(d).

“Assignment and Assumption of Leases” shall have the meaning ascribed in Section 9.3(c).

“Bill of Sale” shall have the meaning ascribed in Section 9.3(b).

“Buyer Indemnitees” means Buyer’s officers, directors, shareholders, members, partners, employees, affiliates, beneficiaries, subsidiaries, successors and assigns.

“Buyer’s Surviving Obligations” means the obligations of Buyer pursuant to Sections 3.4, 5.4, 6.2, 7.3, 7.4, 8.7, 8.10, 9.6, 9.7, 9.10, 10.9 and 10.11 of this Agreement, or elsewhere which expressly recite that such obligations survive the termination of this Agreement or the Closing, as applicable, and shall include all obligations set forth in any of the documents delivered by Buyer at Closing.

“Capital Leases” means the leases of equipment used in the operation of the Hotel and which are described on Exhibit D attached hereto.

“Closing” shall have the meaning ascribed in Section 9.2.

“Closing Date” shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the date set forth in Section 9.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” shall have the meaning ascribed in Section 6.1(i).

“Deed” shall have the meaning ascribed in Section 9.3(a).

“Deposit” shall mean the Initial Deposit and the Additional Deposit, in the aggregate.

“Disapproved Contracts” shall have the meaning ascribed in Section 3.1.

“Disclosure Items” shall have the meaning ascribed in Section 6.1.

“Due Diligence” shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

“Due Diligence Items” shall mean those items, documents and deliveries described in Section 3.2.

“Due Diligence Period” shall mean the time period contemplated by Section 3.1 of this Agreement.

“Effective Date” shall mean the date of this Agreement.

“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to any Hazardous Materials or pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or Seller or Buyer, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f

et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

“Escrow Agent” shall mean the Title Company.

“Fixed Asset Supplies” means, collectively, all linen (which linen shall include, without limitation, all pillows, bedding, duvets, duvet covers, quilts, blankets, featherbeds, bathrobes and towels), uniforms and similar items whether in use or in stock for future use, which are owned or leased by Seller and used in connection with the operations of the Hotel and other items which are owned or leased by Seller and used in connection with the Hotel and are within “Property and Equipment” under the Uniform System of Accounts, subject to depletion and including such resupplies thereof between the date hereof and the Closing Date in the normal course of business, including at least two (2) par linen, pillows, bedding and terry for each guest room in the Hotel.

“FF&E” means, collectively, all items of tangible personal property to the extent owned or leased by Seller and which are affixed to, installed in or used in connection with or otherwise related to the operations at the Hotel, including all machinery, vehicles, furniture, furnishings, fixtures, carpeting, equipment, including equipment, computers, reservation equipment, data processing hardware, computer equipment, manuals and software and all databases.

“Franchise Agreement” means the amended and Restated Franchise and License Agreement Embassy Suites Phoenix, Scottsdale dated October 21, 2002 between Seller, as “Franchisee,” and Hilton Hotels Corporation, as “Franchisor”.

“Franchise Assignment Agreement” means an assignment and assumption of the Franchise Agreement if and to the extent permitted by Franchisor whereunder Seller assigns to Buyer (or Buyer’s designee) and Buyer (or Buyer’s designee) assumes Seller’s obligations under the Franchise Agreement, which assignment and assumption shall be agreed to between Buyer and Franchisor on or prior to the expiration of the Due Diligence Period.

“Governmental Entity” means the various governmental, quasi-governmental, regulatory or administrative bodies or agencies having jurisdiction over Seller, the Land the Improvements, or any portion thereof.

“Governmental Regulations” means any local, state and federal laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, labor relations, notification of sale to employer, Hazardous Materials, occupational health and safety, water, earthquake hazard reduction and building and fire codes) bearing on the construction, development, alteration, rehabilitation, maintenance, use, operation or sale of the Property.

“Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, flammable explosives, radioactive materials, any mold or other biological or bacteriological contamination the exposure to which in indoor air causes an allergic, toxic or inflammatory response, including acremonium, alternaria, aspergillus, chaetomium, cladosporium, fusarium, paecilomyces, penicillium, stachybotrys, and trichoderma, infectious agents, and urea formaldehyde), (excluding solvents, cleaning fluids and other lawful substances used in compliance with all Environmental Laws and in the ordinary operation and maintenance of the Land, to the extent in closed containers). The term “Hazardous Materials” includes, any material or substance which (a) contains urea formaldehyde foam insulation, (b) is designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (c) is defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 (42 U.S.C. § 6903), or (d) is defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 (42 U.S.C. § 9601). Each reference to a statute or law in this definition shall be deemed to include any amendments thereto which are enacted from time to time.

“Hotel” means the 270-room hotel and related facilities operated as the Embassy Suites, Scottsdale, Arizona, which is located upon the Land.

“Improvements” shall mean the buildings, improvements, and structures owned by Seller and located on the Land, but shall expressly exclude improvements and fixtures owned by any tenants under the Leases.

“Initial Deposit” shall have the meaning ascribed in Section 2.3.

“Intangible Property” shall mean all of the interest of Seller in each of the following, if any owned by Seller: (i) any intangible personal property which relates to and is used in connection with or is reasonably required for the ownership, operation or functioning of the Hotel or Property generally; (ii) any and all trade names, trademarks and logos, and copyrights, used in association with the Hotel; (iii) customer and guest lists and files, club hip lists, pre-paid advertising, group files, credit records, assignable telephone numbers and fax numbers identified with the Hotel and the Property; (iv) computer programs and systems, websites and URLs for the Hotel; (v) goodwill associated with the Hotel; (vi) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Land, Improvements and the Personal Property; (vii) the Buyer’s share of the Tray Ledger determined under Section 9.6(f)(1) hereof; (viii) Advance Bookings; (ix) any and all representations, covenants, warranties, guarantees, permits and other rights owned by or in favor of Seller, if any, relating to the acquisition, construction, ownership, operation maintenance, repair, renovation or functioning of all or any part of the Property, including under any construction, service or maintenance contracts; and (x) all Licenses and Permits all of which shall, to the extent permitted under applicable law, be assigned to Buyer pursuant to the Assignment and Assumption of Contracts.

“Inventories” means, collectively, all provisions in storerooms, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery and other expensed supplies, and all goods, materials and supplies used or intended for use at, or held for sale (and if off-site, to the extent owned by Seller), and whether opened or unopened as of the Closing Date in connection with, the business of the Hotel or, all of which shall be maintained at levels typically maintained by Seller, including: (i) food and liquor in unbroken packages, (ii) raw and uncooked food, unopened beverages and other salable merchandise, (iii) reserve stocks of operating supplies not in use, (iv) engineering and maintenance supplies, (v) guest supplies, including linens, china, glassware and silverware, (vi) housekeeping supplies, including uniforms, (vii) brochures and promotional and advertising material, books, records (excepting employee files), (viii) operating supplies, (ix) opened or unopened supplies, or other goods, if any, and similar items defined as “Inventories” in the Uniform System of Accounts.

“Land” shall mean those certain parcels of land described on Exhibit A including all easements, rights of way, privileges, appurtenances, rights, titles, benefits and interests pertaining thereto.

“Leases” means the leases or subleases to which Seller is lessor or sublessor and affecting any portion of the Land, Improvements or Personal Property and set forth on Exhibit B hereto.

“Licensee Parties” shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

“Licenses and Permits” shall mean, collectively, to the extent assignable under applicable law, all licenses, authorizations, permits, entitlements, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Hotel or any other portion of the Property, including the Liquor License and all temporary and final certificates of occupancy, together with all deposits made for the benefit of Seller thereunder.

“Liens” shall have the meaning ascribed in Section 4.2.

“Liquor Act” means Arizona Revised Statutes Section 4-101 et seq., as the same may be amended from time to time.

“Liquor Inventory” means all wine, beer and other alcoholic beverages on hand at the Hotel as of the Transfer Time.

“Liquor License” means the liquor license owned by Seller and utilized in connection with the operation of the Hotel, more particularly described on Schedule 1.1-2 attached hereto.

“Liquor License Application” means an application to be filed by Buyer with the Department of Liquor Licenses and Control for approval of an interim permit (the “Interim Permit”) and a new Series 11 (Hotel – Motel) liquor license to Buyer or, at Buyer’s election, Buyer’s lessee or manager, pursuant to the terms and conditions of Section 8.7 hereof.

“Liquor Rules “ means the rules and regulations promulgated under the Liquor Act.

“Losses” means claims, demands, liabilities, actions, causes of action, judgments, liens, penalties, fines, damages, losses, costs and expenses (including, but not limited to, attorneys’ fees and costs as and when incurred).

“Management Agreement” means the Embassy Suites Paradise Valley Resort Hotel Operating Agreement by and between Seller and Manager dated October 23, 1998, as amended by a First Amendment to Embassy Suites Paradise Valley Resort Hotel Operating Agreement dated as of July         , 2004, relating to the management of the Hotel.

“Manager” means Windsor Capital Group, Inc., a Colorado corporation.

“Manager’s General Release and Termination Agreement” means the General Release, Waiver and Termination Agreement, to be duly executed and delivered by Manager in accordance with Section 9.3 of this Agreement if Buyer elects to cause the Management Agreement to be terminated at Closing, whereunder Manager acknowledges that the Management Agreement has terminated and Manager has released and waived any and all claims and rights it has, or may have, to operate the Hotel, or otherwise claim any ownership interest in and to the Hotel. The Manager’s General Release shall be in a form agreed to between the parties prior to expiration of the Due Diligence Period and thereafter shall be attached hereto as Exhibit J.

“Miscellaneous Assets” means, collectively, if any owned by Seller: (a) all books and records maintained in connection with the ownership, development, construction, maintenance or operation of the Property; (b) all preliminary, final and “as-built” plans and specifications respecting the Land and Improvements; (c) all structural reviews, architectural drawings, and engineering, soil, seismic, geologic and architectural reports, studies and certificates and other documents pertaining to the Land or Improvements; (d) all surveys, architectural, consulting and engineering blueprints, plans and specifications, drawings and reports (excluding materials proprietary to Seller or any affiliate) owned or leased by Seller and related to the Hotel or the Property; (e) all books and records (financial and otherwise) and (f) and all personal property owned or leased by Seller as of the Closing Date with respect to the Hotel.

“Monetary Title Encumbrances” shall have the meaning ascribed in Section 4.1.

“Notice to Proceed” shall have the meaning set forth in Section 2.3.

“Permitted Exceptions” shall mean and include all of the following: applicable zoning and building ordinances and land use regulations, such state of facts as would be disclosed by a current and accurate ALTA as-built survey of the Land and Improvements, the lien of taxes and assessments on the Land not yet delinquent, any exclusions from coverage set forth in the jacket of an ALTA Owner’s Policy of Title Insurance (1970 Form B rev. 10/17/70), any exceptions caused by Buyer, its agents, representatives or employees, the rights of the Tenants under the Leases, and any matters deemed to constitute Permitted Exceptions under Section 4.2 hereof.

“Permitted Outside Parties” shall have the meaning ascribed in Section 3.5.

“Personal Property” shall mean all of the right, title, and interest of Seller in and to all tangible personal property, which is located at and used in connection with the Land and/or the

Improvements which are on hand on the date of this Agreement, subject to such depletion and restocking as shall occur and be made in the normal course of business, including (i) FF&E, (ii) Fixed Asset Supplies, (iii) Inventories, (iv) Miscellaneous Assets and (v) budgets, strategic plans for the Land and/or the Hotel, if any, all of which shall be transferred and assigned to Buyer pursuant to the Bill of Sale, free and clear of all liens, security interests, claims of title and encumbrances. Personal Property does not include any of the following: (a) any personal property owned, financed or leased by the Tenants under the Leases or (b) any appraisals, for the Land and/or the Hotel and, internal analyses, marketing information, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s property manager which Seller deems proprietary.

“PIP” means the Hilton Hotels Corporation Product Improvement Report provided by Franchisor to Seller, a copy of which is attached hereto as Exhibit L; provided, however, that if the PIP is not attached hereto on the date of this Agreement, it shall be attached hereto as Exhibit L upon delivery of the PIP by Seller to Buyer.

“PIP Work” means that work identified in the PIP.

“Property” shall mean the Land, the Hotel, the Improvements, the Personal Property, the Intangible Property, and Seller’s right in the Leases and the Approved Contracts.

“Purchase Price” shall have the meaning ascribed in Section 2.2.

“Seller Indemnitees” means Seller’s officers, directors, shareholders, members, partners, employees, affiliates, beneficiaries, subsidiaries, successors and assigns.

“Seller Indemnitor” means Property Asset Management Inc., a Delaware corporation.

“Seller Indemnity Agreement” means an indemnity agreement, the form of which shall be agreed to by Seller and Buyer prior to the expiration of the Due Diligence Period and thereafter attached hereto as Exhibit K pursuant to which Seller Indemnitor shall agree to indemnify Buyer from and against any Losses that are actually incurred by Buyer as a result of Seller’s failure to perform Seller’s Surviving Obligations.

“Seller’s Surviving Obligations” means the obligations of Seller pursuant to Sections 5.1, 5.5, 6.1, 6.2, 8.3, 8.9, 9.6, 9.5, 9.7, 9.10, 10.9, 10.11 and 10.23 of this Agreement, or elsewhere which expressly recite that such obligations survive the termination of this Agreement or the Closing, as applicable, and shall include all obligations set forth in any of the documents delivered by Seller at Closing.

“Title Commitment” shall have the meaning ascribed in Section 4.1.

“Title Company” shall mean Stewart Title Guaranty Company, acting through its office located at 100 Pine Street, Suite 150, San Francisco, California 94111, Attention: Richard Blumenthal, (415) 394-9270.

“Title Documents” shall have the meaning ascribed in Section 4.1.

“Title Objections” shall have the meaning ascribed in Section 4.2.

“Title Policy” shall have the meaning ascribed in Section 4.3.

“Transfer Time” means 12:01 a.m. (Phoenix time) on the Closing Date.

“Tray Ledger” shall have the meaning ascribed in Section 9.6(f)(1).

“Uniform System of Accounts” means the latest edition of the Uniform System of Accounts for Hotels, as published by the Hotel Association of New York City, Inc.

“WARN Act” shall have the meaning ascribed in Section 9.1(d).

Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Agreement to Purchase and Sell. In consideration of the terms and provisions of this Agreement, Seller agrees to sell, convey, transfer and assign to Buyer, and Buyer agrees to purchase, accept and assume subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property, for the Purchase Price set forth in Section 2.2, subject to the Permitted Exceptions.

Section 2.2 Purchase Price. The purchase price for the Property shall be Thirty Three Million and no/100 Dollars ($33,000,000.00) (“Purchase Price”), at the Closing in immediately available funds. The Purchase Price and such other funds as may be necessary to pay Buyer’s expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent at least one (1) business day before the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

Section 2.3 Deposit. Buyer will, within one (1) business day after execution hereof deposit with the Escrow Agent the sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) in immediately available funds as a deposit with Escrow Agent whose address is as indicated in Section 10.3 (the “Initial Deposit”). Within two (2) business days after the expiration or termination of the Due Diligence Period, and assuming that Buyer has elected to proceed with this transaction at the end of the Due Diligence Period by providing a notice to Seller of its intention to proceed delivered prior to the expiration of the Due Diligence Period (a

“Notice to Proceed”), Buyer shall make an additional deposit of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Additional Deposit”) with Escrow Agent. Escrow Agent shall immediately deposit all Deposits upon receipt in Federally insured interest-bearing accounts. If a Notice to Proceed is given by Buyer, the Deposit shall be non-refundable except as expressly provided in this Agreement, including Sections 3.1, 4.2, 5.1, 9.2(b) and 10.2(b) and shall be held in a federally-insured interest-bearing account and delivered by Escrow Agent in accordance with the provisions of Article 5. Interest earned on the Deposit shall be considered part of the Deposit. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date. Failure to timely deliver the Notice to Proceed shall be deemed an election by Buyer to terminate this Agreement, in which case the Initial Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations. If Buyer does not deliver a Notice to Proceed, or notifies Seller at any time prior to the expiration of the Due Diligence Period that it desires to terminate this Agreement (which Buyer may do in its sole and absolute discretion), then the Deposit shall be promptly returned to Buyer free of any offset or any claim of Seller and, thereafter, the parties shall have no further rights or obligations hereunder except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations; provided, however, that as a condition to the return of the Deposit to Buyer, and in consideration to Seller entering into this Agreement, Buyer shall deliver to Seller, without representation or warranty of any kind, copies of all due diligence reports, studies or other materials obtained by Buyer from third parties in connection with its due diligence investigations, and Buyer shall return to Seller any such materials which were delivered or made available by Seller to Buyer and remain in Buyer’s possession upon such termination.

Section 2.4 Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 2.5 Allocation of Purchase Price. Seller acknowledges that Buyer intends to allocate the Purchase Price between the Land, Improvements, FF&E and Personal Property (with further allocation between the tangible personal property and Intangible Property, at Buyer’s election), for purposes of complying with the Code and the Arizona State equivalent. Buyer and Seller shall endeavor to agree upon a proposed allocation of the Purchase Price prior to the expiration of the Due Diligence Period; provided, however, that if Buyer and Seller cannot agree upon such allocation in good faith, then each party may prepare financial statements and file of all tax returns as it determines is appropriate in its good faith discretion. Following any express agreement of the parties as to such determination, Seller and Buyer agree to be bound by such allocation and to act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto. No party shall take any position inconsistent with such allocation. Each party shall keep the allocation made by the other party confidential except to the extent that disclosure is required by law or appropriate for tax or accounting purposes in the ordinary course of business.

ARTICLE 3

BUYER’S DUE DILIGENCE; CONDITION OF THE PROPERTY

Section 3.1 Buyer’s Inspections and Due Diligence. Buyer acknowledges that for a period commencing on the Effective Date and expiring at 5:00 p.m. Pacific Time on the date that is forty-five (45) days following the Effective Date (the “Due Diligence Period”), Buyer may conduct its examinations, inspections, testing, studies and investigations (herein collectively called the “Due Diligence”) of the Property, information regarding the Property and such documents applicable to the Property as Seller is to deliver or make available as set forth in Section 3.2 below; provided, however, that if the PIP is not attached to this Agreement on the date of execution, and Seller does not thereafter deliver the PIP to Buyer within ten (10) days thereafter, or if Seller does not cause the Title Commitment to be delivered within five (5) business days after the Effective Date, then the Due Diligence Period shall be extended, on a day-for-day basis, for each day thereafter until Seller delivers the PIP or the Title Commitment, as applicable, to Buyer; provided, further, that if any other Schedules or Exhibits to this Agreement are not attached to this Agreement on the date of execution, and Seller does not thereafter deliver such Schedules and Agreements to Buyer within five (5) business days after the Effective Date, then the Due Diligence Period shall be extended, on a day-for-day basis, for each day thereafter until Seller delivers the applicable Schedules and Exhibits to Buyer. Except for any limitations as may be imposed by Section 3.3 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title, survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. The Due Diligence shall be at Buyer’s sole cost and expense. Buyer shall have the right to disapprove of any Contracts (the “Disapproved Contracts”) by delivering written notice thereof to Seller prior to the expiration of the Due Diligence Period. Seller shall, at its sole cost and expense and prior to the Closing, terminate all Disapproved Contracts.

Section 3.2 Delivery Period.

(a) From and after the date hereof, Seller will deliver or made available to Buyer for inspection at the Property or at the office of the Seller, the due diligence items described on Exhibit I attached hereto, to the extent that such items are in the possession or control of Seller (the “Due Diligence Items”). Prior to the Closing, Seller shall continue to make available to Buyer such other documents or information as Buyer may reasonably request relating to the Hotel, or Property, which are in Seller’s or Manager’s possession or control. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to deliver or make available to Buyer any internal memoranda or correspondence of Seller subject to the attorney client privilege and any appraisals or other valuation information relating to the Property or any portion thereof.

(b) All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.2 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 6 below and as limited by Section 6.2 and 7.3(b) below, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.5 below.

Section 3.3 Site Visits. Buyer and its Licensee Parties shall have reasonable access to the Hotel, and the Land (during customary business hours, and with at least twenty-four (24) hours prior notice to Seller). Seller shall have the right to have a representative present during any visits to or inspections of the Hotel, or the Land by Buyer or any Licensee Parties. Buyer will conduct its Due Diligence in a manner that is not disruptive to the normal operation of the Hotel. Buyer will not enter the Hotel or the Land to conduct Due Diligence or contact any Hotel employees, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent. Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole and absolute discretion. Upon receipt of Seller’s written consent, Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Buyer and any Licensee Parties will: (a) maintain commercial general liability (occurrence) insurance of not less than $2,000,000 per occurrence with an insurance company reasonably satisfactory to Seller, covering any accident caused by Buyer or the other Licensee Parties on the Property, and deliver a certificate of insurance, which names the Seller as an additional insured thereunder verifying such coverage to Seller prior to entry upon the Property; (b) promptly pay when due to all Licensee Parties the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Property to substantially the condition in which the same was found before any such entry upon the Property and inspection or examination was undertaken.

Section 3.4 Buyer’s Due Diligence Indemnity. Buyer shall defend, indemnify, and hold harmless Seller and the Seller Indemnitees from and against all Losses (whether arising out of injury or death to persons or damage to the Property or otherwise) including costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s Due Diligence, Buyer’s breach of its obligations under Section 3.5 or Buyer’s or any Licensee Parties’ entry upon the Property, except solely to the extent any of the same are caused by the gross negligence or willful misconduct of Seller, Seller Indemnitees or Manager. The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and shall not be subject to the twelve (12) month limitation set forth herein.

Section 3.5 Confidentiality. Buyer agrees that any information obtained by Buyer or its, attorneys, prospective partners, accountants and other consultants and advisors, prospective lenders or prospective investors (collectively, for purposes of this Section 3.5, the “Permitted Outside Parties”) in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 10.11 of this Agreement, shall be used only to evaluate the acquisition of the Property. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due

Diligence Items will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are responsible for advising Buyer with respect to its acquisition of the Property. Buyer further acknowledges that the Due Diligence Items and other information relating to the operation of the Hotel are confidential in nature. Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with Sections 3.5 and 10.11 of this Agreement. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer. Nothing in this Section 3.5 or in Section 10.11 shall preclude Buyer (x) from discussing with or disclosing such information to (i) any person who is employed by Buyer or who, on behalf of Buyer or such party, is actively and directly participating in or evaluating the purchase and sale of the Property, including to such party’s shareholders, partners, members, investors, existing or prospective lenders, attorneys, accountants and other consultants and advisors, prospective franchisors, prospective managers, or (ii) the Title Company or any governmental administrative or regulatory agencies or authorities, including, without limitation, the Securities and Exchange Commission (Seller acknowledges that Buyer is required to disclose this transaction and certain information and documentation (some of which Seller may deem confidential) pertaining to this transaction to the Securities and Exchange Commission) and the Arizona Department of Liquor Licenses and Control; or (y) from disclosing such information as required by law or pursuant to any legal or dispute proceeding or to comply with any legal requirements; provided, however, that if Buyer is required by applicable law or legal process to disclose any such information, Buyer agrees to furnish only that portion of such information which Buyer is legally compelled to disclose and to use its commercially reasonable efforts to obtain assurance that, if possible, confidential treatment will be accorded to such information.

Section 3.6 Due Diligence Period. As provided in Section 2.3, above, the failure of Buyer to deliver the Notice to Proceed shall terminate Buyer’s obligations hereunder without further liability except as described in Sections 3.4, 9.7, and 10.11. If Buyer fails to deliver the Notice to Proceed as provided in Section 2.3, above (which Buyer may do in its sole and absolute discretion), then Buyer shall have no additional time after the expiration of the Due Diligence Period to conduct further physical Due Diligence.

ARTICLE 4

TITLE AND SURVEY

Section 4.1 Title to Land. Seller shall, at its sole cost and expense, deliver or cause to be delivered to Buyer not later than five (5) business days after the Effective Date (a) a title commitment with respect to the Land issued by the Title Company (the “Title Commitment”), (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the “Title Documents”) and (c) a copy of any existing survey of the Land and Improvements in Seller’s possession.

Section 4.2 Certain Exceptions to Title. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that affect Buyer’s title to the Land which are disclosed in the Title Commitment (herein collectively called “Liens”) prior to the expiration of the Due Diligence Period. Any exceptions that are timely objected to by Buyer shall be herein collectively called the “Title Objections”. Seller may elect (but shall not be obligated) to remove or cause to be removed, or with Buyer’s consent, insured over, at Seller’s expense and at Closing, any Title Objections, and Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen [15] days) for the purpose of such removal. Seller shall notify Buyer in writing (“Seller’s Title Response Notice”) within ten (10) days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same on or before the Closing. If Seller is unable (other than by the payment of money or delivery of documents or instruments) to remove any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement by giving written notice (“Buyer’s Termination Notice”) to Seller on or before five (5) days following Buyer’s receipt of Seller’s Title Response Notice (or five (5) days following the expiration of the ten (10) day period that Seller has to deliver to Buyer the Seller Title Response Notice if Seller fails to deliver such notice) or within five (5) days following the scheduled Closing Date (if Seller is unable to remove any Title Objections prior to the Closing, as may be extended as provided above), in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If Buyer fails to timely give Seller Buyer’s Termination Notice, then Buyer shall be deemed to have elected to waive such Title Objections and its right to terminate this Agreement pursuant to this Section. Notwithstanding the foregoing, Seller shall deliver the Hotel and all Personal Property free and clear of any encumbrances or obligations arising from judgments, abstracts of judgment, mortgages, deeds of trust, security agreements, delinquent taxes, or other similar liens and be obligated at Closing to cause the release of the liens of any financing obtained by Seller which are secured by the Land or Personal Property (collectively, “Monetary Title Encumbrances”). Notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge the Monetary Title Encumbrances and obtain releases satisfactory to Buyer and the Title Company without notice of Buyer’s objections thereto. If Seller fails to cause any Monetary Title Encumbrances to be removed at Closing, then Buyer may apply a portion of the Purchase Price to pay such Monetary Title Encumbrances and enable the Title Company to issue Buyer’s Title Policy without exception for such Monetary Title Encumbrances.

If the Title Commitment is amended after expiration of the Due Diligence Period to add matters or exceptions in addition to the Permitted Exceptions (which are not Monetary Title Encumbrances), Buyer shall by the expiration of five (5) business days after written notification of such amendment and receipt of the underlying documents pertaining to the new exception: (i) accept such amended Title Commitment including such additional matters and exceptions, in which case such matters or exceptions shown there shall be deemed additional Permitted Exceptions, or (ii) object to such additional matters or exceptions by written notice to Seller (“Additional Title Objections”). If Buyer does not make timely written objection, Buyer shall be deemed to have accepted such matters or exceptions as Permitted Exceptions. If Buyer makes a timely objection, Seller shall, within five (5) business days following receipt of such Additional Title Objections notice, either: (i) provide written notice to Buyer that Seller is unable (other than by the payment of money or delivery of documents or instruments) or unwilling to cure the Additional Title Objections, or (ii) elect to remove or cause to be removed, or with Buyer’s consent, insured over, such Additional Title Objections on or before the Closing, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Additional Title Objections, and Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen [15] days) for the purpose of such removal. If Seller notifies Buyer in writing that it is unable or unwilling to cure such Additional Title Objections, Buyer may within five (5) business days of its receipt of such notice from Seller, either: (i) terminate this Agreement by written notice to Seller, in which event the Deposit shall be promptly delivered to Buyer and neither party shall have any further rights or obligations under this Agreement, except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations, or (ii) waive such Additional Title Objections, in which event Buyer shall be deemed to have accepted such additional matters or exceptions as Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. In the event Buyer does not terminate this Agreement within five (5) business days as set forth in the preceding sentence, Buyer shall be deemed to have accepted such matters as additional Permitted Exceptions. If Seller elects to remove or cause the removal of such Additional Title Objections but is unable to do so by the scheduled Closing Date or within fifteen (15) days thereafter, then Buyer may terminate this Agreement by written notice to Seller, in which event the Deposit shall be promptly delivered to Buyer and neither party shall have any further rights or obligations under this Agreement, except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations. If the periods for responding to new title matters or exceptions extend beyond the scheduled Closing Date, then the Closing Date shall be extended to the date that is three (3) business days following the expiration of the latest period Seller or Buyer has to respond to the other, as set forth herein.

Section 4.3 Title Insurance. As a condition precedent to Buyer’s obligation to close Escrow hereunder, at Closing, the Title Company shall issue to Buyer or be irrevocably and unconditionally committed to issue to Buyer an ALTA owner’s extended coverage (1970 Form B, rev. 10/17/70) form title policy (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Land is vested in Buyer subject only to the Permitted Exceptions and Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability (other than as may be imposed by the Title Company’s standard owner’s title affidavit) on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless (but subject to the other conditions in this Section 4.3) be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request. Buyer shall finalize the form of the Title Policy acceptable to Buyer during the Due Diligence Period and shall attach the form to be issued at Closing to Buyer’s Notice to Proceed.

ARTICLE 5

REMEDIES AND DEPOSIT INSTRUCTIONS

Section 5.1 Permitted Termination; Seller Default. If the sale of the Property is not consummated due to any permitted termination of this Agreement by Buyer as herein expressly provided, the Deposit shall be promptly returned to Buyer. If the sale of the Property is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to terminate this Agreement by written notice to Seller, upon which the Deposit shall be promptly returned to Buyer; or (b) to enforce specific performance of this Agreement. Except as otherwise provided in Article 6 Buyer expressly waives its rights to seek any damages in the event of Seller’s default hereunder; provided, however that if the sale of the Property is not consummated due to the occurrence of any one or more of the following: (i) fraud by Seller in connection with this Agreement; (ii) Seller’s sale of the Property to another person during the contract period; (iii) after Buyer delivers its Notice to Proceed, Seller’s failure to cause the removal of a non-monetary lien or encumbrance which was caused by Seller after the date when Buyer delivers its Notice to Proceed (and Seller fails to cause such exception or lien to be removed or insured over to Buyer’s satisfaction within five (5) business days following Seller’s receipt of written notice from Buyer of such failure), or (iv) on the scheduled Closing Date, Seller willfully fails to deliver the closing documents specified in Section 9.3, below, then, upon Buyer’s election of the remedy provided in clause (a) of this Section 5.1, Buyer shall be entitled to receive from Seller Buyer’s reasonable out-of-pocket costs actually incurred in connection with the negotiation of this Agreement and the investigation of the Property not to exceed $200,000 in the aggregate. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit and, to the extent provided above, be reimbursed for its costs and expenses, if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 10.5 hereof, on or before thirty (30) days following the date upon which Closing was to have occurred.

Section 5.2 BUYER DEFAULT; LIQUIDATED DAMAGES. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER THAT IS NOT CURED WITHIN THREE (3) BUSINESS DAYS FOLLOWING WRITTEN NOTICE BY SELLER TO BUYER, THEN, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 3.4, 9.7, AND 10.11. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE

FOREGOING IS NOT INTENDED TO LIMIT BUYER’S INDEMNITY OBLIGATIONS HEREUNDER, INCLUDING SECTIONS 3.4, 8.7, 9.7 AND 10.11.

Initials:	Seller ____________	Buyer ____________

Section 5.3 Deposit Instructions. The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent. The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (a) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (b) identity or authority of any person executing such instruction notice or evidence. The Escrow Agent shall invest the amount in escrow in accounts which are federally insured, which invest solely in government securities, or which are reasonably satisfactory to Seller and Buyer, and shall be applied in accordance with the terms of this Agreement.

Section 5.4 Designation of Reporting Person. To assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the “Code”), together with any similar reporting requirements applicable in the State of Arizona, the parties hereto agree as follows:

(a) Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b) Seller and Buyer hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

Section 5.5 SELLER DEFAULT; LIQUIDATED DAMAGES. IF, AFTER BUYER DELIVERS ITS NOTICE TO PROCEED, THE SALE IS NOT CONSUMMATED DUE TO SELLER’S SALE OF THE PROPERTY TO ANOTHER PERSON DURING THE CONTRACT PERIOD, THEN SELLER SHALL BE OBLIGATED TO PAY BUYER THE AMOUNT OF $500,000 AS LIQUIDATED DAMAGES IN ADDITION TO THE RETURN OF THE DEPOSIT AND IN ADDITION TO THE SUMS BUYER IS ENTITLED TO RECEIVE FROM SELLER UNDER SECTION 5.1 ABOVE, WHICH PAYMENTS SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE SELLER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT FOR SELLER’S SURVIVING OBLIGATIONS. THE PARTIES HAVE AGREED THAT BUYER’S ACTUAL DAMAGES, IN THE EVENT OF THE OCCURRENCE OF THE EVENT SPECIFIED ABOVE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNTS SET FORTH ABOVE IN THIS SECTION 5.5 AND IN SECTION 5.1 ARE A REASONABLE ESTIMATE OF THE DAMAGES THAT BUYER WOULD INCUR IN SUCH EVENT, AND IN CONSIDERATION OF SUCH PAYMENTS, AND EFFECTIVE UPON BUYER’S ELECTION TO RECEIVE SUCH PAYMENTS IN LIEU OF SPECIFIC PERFORMANCE, IN BUYER’S SOLE AND ABSOLUTE DISCRETION, BUYER HEREBY WAIVES ITS RIGHT TO SPECIFIC PERFORMANCE AGAINST SELLER. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT SELLER’S SURVIVING OBLIGATIONS.

Initials:	Seller ____________	Buyer ____________

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1 Representations and Warranties of Seller. Subject to the provisions of Sections 6.2 and 7.5, and except for those matters described in Exhibit C (the “Disclosure Items”), for which Seller makes no representations or warranties of any kind and for which Seller shall have no liability or obligation to Buyer of any kind whatsoever, Seller makes the following representations and warranties with respect to the Property, which shall be true and correct as of the Effective Date and on the date of Closing:

(a) Status. Seller is a corporation validly existing and in good standing under the laws of the State of Arizona.

(b) Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c) Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material contract, document, agreement or instrument to which Seller is a party or by which Seller may be bound.

(d) Suits and Proceedings. To Seller’s knowledge, there are no legal, administrative, regulatory or other actions, suits or proceedings pending or served or threatened in writing against Seller or the Property except as set forth on Schedule 6.1(d) attached hereto.

(e) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(g) Condemnation. Seller has not received any written condemnation or eminent domain notice with respect to all or part of the Land, and to Seller’s knowledge, no action in condemnation or eminent domain of the Land is currently pending.

(h) Bankruptcy. Since October 30, 2002, Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors nor are any of the foregoing proceedings contemplated by Seller.

(i) Contracts. There are no service, supply, construction, capital improvement, maintenance and other similar contracts entered into or, to Seller’s best knowledge, assumed by Seller or Manager and in effect with respect to the Property related to the construction, operation or maintenance of the Property other than those listed on Exhibit D (the “Contracts”), true, correct and complete copies of which have been delivered or made available to Buyer. To Seller’s knowledge, no party to the Contracts is in default thereunder in any material respect. For the purposes of the restatement of the representation in this clause (i) at Closing, Seller’s representation shall be limited to Approved Contracts.

(j) Leases. There are no space, equipment, capital, facility or other leases, occupancy agreements, concession agreements or subleases to which Seller or Manager (on behalf of Seller) is a lessor, sublessor or lessee and affecting any portion of the Land, Improvements or Personal Property other than those listed on Exhibit B, true, correct and complete copies of which have been delivered or made available to Buyer. To Seller’s knowledge, no party to the Contracts is in default thereunder in any material respect. For the purposes of the restatement of the representation in this clause (j) at Closing, Seller’s representation shall be limited to an updated Exhibit B.

(k) Compliance. To Seller’s knowledge, Seller has not received any notice from any governmental authority that the Property or any portion thereof is currently in violation of any law, ordinance or code, and no such action is pending.

(l) Right of First Offer. Except for this Agreement and subject to the rights of guests and patrons of the Property, including guests and patrons under advance bookings, Seller is not a party to any enforceable agreement or option for the transfer, sale or purchase of all or any portion of the Property and has not granted any other party any right or option to lease all or any portion of the Property other than a right of first offer in favor of Hilton Hotels Corporation granted pursuant to the Franchise Agreement.

(m) Management Agreement. The Hotel will not be subject to any form of management agreement with a third-party manager as of the Closing and the Management Agreement will be terminated by Seller at its sole cost and expense at or prior to Closing, unless Buyer has elected in its Notice to Proceed that Buyer wishes Seller to continue the Management Agreement on a month-to-month basis post-Closing for a period not to exceed two (2) months following the Closing.

(n) Franchise Agreement. Except for the Franchise Agreement, there are no contracts or agreements, written or oral, under which Seller operates the Hotel as a franchise and there are no contracts or agreements, written or oral, under which reservations are made with respect to the Hotel. From the period beginning on October 31, 2002 to the Date of this Agreement, Seller has not received any notices of default under the Franchise Agreement and, to Seller’s knowledge, since October 30, 2002, and except for matters set forth in the PIP, no uncured default exists by Seller thereunder.

(o) Taxes. To Seller’s knowledge, since October 30, 2002, Seller has filed all tax returns required by governmental agencies, and has paid and will continue to pay all taxes, assessments and fees imposed by any governmental authority relating to the Property and the operations of Seller prior to, including all income, withholding, unemployment, gross receipts, sales and franchise taxes incurred during periods prior to and as a result of the Closing.

(p) Labor and Employment. Seller has no employees. There are no employee benefit plans for the benefit of employees employed at the Hotel for which Seller is a plan sponsor or to which Seller is a party; provided, that Manager maintains a 401k plan for its employees. Since October 30, 2002, neither Seller nor, to Seller’s knowledge, Manager, has been and Seller is not and to Seller’s knowledge Manager is not currently a party to any union, collective bargaining or other labor contract.

(q) Financial Information. To Seller’s knowledge, the unaudited financial statements provided to Buyer by Seller, and dated after October 30, 2002, are correct and complete in all material respects and present fairly the results of the operations of the Property and Seller for the periods indicated.

(r) Hazardous Materials. Except as disclosed on Schedule 6.1(r) attached to this Agreement (including, in any of the environmental reports referenced therein), since October 30, 2002, Seller has received no written notice from any Governmental Authority or any third party alleging a violation of any Environmental Law, which violation remains uncured, or the existence of Hazardous Materials that are currently emanating from the Property.

(s) Property Ownership. Seller has good and marketable fee simple title in and to, and is the sole owner of, the Land, Improvements and the Personal Property, subject only to the Title Documents and matters which are disclosed in the Title Commitment.

(t) Liquor License. To Seller’s knowledge, Seller has received no notice in the past twelve (12) months from any neighboring property owner, municipal or county official, or law enforcement or liquor enforcement personnel of violations of the Liquor Act or Liquor Rules or the Liquor Permit.

Section 6.2 Limited Liability. The representations and warranties of Seller set forth in Section 6.1, together with Seller’s liability for any breach before Closing of any of Seller’s interim operating covenants under Article 8, will survive the Closing (and will not be merged into the Deed or other Closing documents delivered at the Closing) for a period of twelve (12) months (the “Limitations Period”). Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $50,000 (the “Basket Amount”), and then only to the extent of such excess. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, $2,000,000 (the “Liability Cap”). Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including any tenant estoppel certificates, as a result of Buyer’s Due Diligence or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Buyer’s Surviving Obligations and Seller’s Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing documents delivered at the Closing. Notwithstanding anything to the contrary in this Agreement, the following claims of Buyer shall not be subject to the Limitations Period, Basket Amount or Liability Cap: (a) claims based upon fraud of Seller, (b) claims under any Closing document, including but not limited to the express indemnification obligations of Seller contained therein, and (c) claims relating to Seller’s failure to perform any Seller’s Surviving Obligations. This Section 6.2 shall survive the Closing.

Section 6.3 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of any

Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Bryan S. Thornton, the asset manager of Seller, Bill Kilburg, Seller’s outside consultant, and Bob Yeoman, the general Manager of the Hotel and no others, at the times indicated only, without duty of inquiry whatsoever, who are the persons in Seller’s organization who are most familiar with the Property and the subject matter of the representations and warranties set forth in Section 6.1.

Section 6.4 Liability of Representations and Warranties. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, any shareholder, manager, officer partner or member of Seller, as applicable, or related to or arising out of these representations and warranties.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following:

(a) Status. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Maryland. Prior to the Closing, to the extent Buyer assigns its interest in this Agreement to an Affiliate, such Affiliate will be an entity that is duly organized and validly existing under the laws of the state of its formation and will be qualified to transact business in the State of Arizona.

(b) Authority. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or prior to the Closing will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

(c) Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby prior to the expiration of the Due Diligence Period. Buyer must obtain approval from its Board of Directors before proceeding with this transaction following the expiration of the Due Diligence Period. Buyer’s delivery of the Notice to Proceed shall constitute a representation and warranty of Buyer that Buyer has obtained such approval.

(e) Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

Section 7.2 Intentionally Omitted.

Section 7.3 Buyer’s Independent Investigation.

Buyer has been given, or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including:

(a) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(b) The physical condition and aspects of the Property, including the interior, the exterior, the square footage within the improvements on the Land and within each space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c) Any easements and/or access rights affecting the Property;

(d) The Due Diligence Items;

(e) All other matters of material significance affecting the Property or delivered to or made available to Buyer by Seller in accordance with Article 3 of this Agreement, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS OR PRIOR TO THE CLOSING WILL HAVE CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN SECTION 6 HEREOF OR IN ANY DOCUMENTS DELIVERED TO BUYER AT OR IN CONNECTION WITH THE CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER

TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE LAND OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED TO BUYER AT OR IN CONNECTION WITH THE CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property. Buyer acknowledges and agrees that it will have the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters, including the physical and environmental conditions thereof, during the Due Diligence Period and will rely upon same and not upon any statements of Seller or of any member, manager, officer, director, agent or attorney of Seller, other than the matters represented in Section 6.1 hereof as such may be limited by Section 6.2 hereof and matters in any documents delivered to Buyer at or in connection with the Closing. Buyer acknowledges that all information obtained by Buyer will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, adequacy, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer, other than the matters represented in Section 6.1 hereof as such may be limited by Section 6.2 hereof and matters in any documents delivered to Buyer at or in connection with the Closing. Subject to the foregoing, upon Closing, Buyer will assume the risk that adverse matters, including adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property, “AS IS, WHERE IS,” with all faults. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 7.3 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEED.

Section 7.4 Buyer’s Release of Seller.

(a) Seller Released From Liability. Seller is hereby released from all responsibility and liability to Buyer regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines) of the Property, or its suitability for any purpose whatsoever. Buyer acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and hereby waives any and all objections to or complaints (including actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. The foregoing release of Seller shall not apply to any claims, liability or responsibility to or suffered by Buyer arising from or relating to and shall not release Seller from (i) any fraudulent acts of Seller, (ii) any breach of any representation, warranty, obligation or covenant of Seller in any document delivered to Buyer at or in connection with the Closing, (iii) or Seller’s Surviving Obligations.

Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

(b) Survival. The foregoing waivers and releases by Buyer shall survive either (a) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, (b) any termination of this Agreement, but shall not apply to Seller’s Surviving Obligations (subject to Section 6.2, above).

Section 7.5 [Intentionally Deleted.]

Section 7.6 No Assumption of Liabilities. Except for the express assumption of obligations arising after closing in accordance with the Assignment of Contracts and the Assignment of Leases to be executed and delivered at Closing, Buyer is not assuming any obligations or liabilities of Seller in any respect, and Seller shall retain responsibility for and timely discharge all liabilities and obligations arising prior to the Closing from its ownership and operation of the Property and the Hotel.

ARTICLE 8

MAINTENANCE OF PROPERTY

From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

Section 8.1 Maintenance and Operations. Seller shall, between the date of this Agreement and the Closing Date, at Seller’s sole cost and expense, (a) maintain and operate the Property in good order, condition and repair, substantially consistent with past practice and in material compliance with all Governmental Regulations and the Franchise Agreement, (b) operate the Hotel in substantially the same manner as before the making of this Agreement and take any action as may be required in the ordinary course of business, (c) from and after the date when Buyer delivers its Notice to Proceed, not subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way or similar matters without Buyer’s prior written consent, (d) not dispose of, sell or remove from the Hotel beverages, food, FF&E or other Personal Property, except in the ordinary course of business and only if the same is substantially replaced with items of equal or greater value, utility, quality and quantity; and (e) from and after the date when Buyer delivers its Notice to Proceed, except for the work to comply with the PIP, not to perform, nor permit the performance of, any alterations, renovations, or improvements to the Land or Improvements without Buyer’s prior written consent.

Section 8.2 Contracts, Leases and Other Agreements. Seller shall, between Seller’s execution of this Agreement and the Closing Date, not enter into, amend or terminate any Licenses and Permits, Lease or Contract or waive any material rights of Seller thereunder, without in each case obtaining Buyer’s prior written consent thereto (which shall not be unreasonably withheld); provided, however, that Seller may enter into or terminate Contracts in the ordinary course of business and without Buyer’s prior written consent so long as such Contract does not by its terms provide for payments by Seller in excess of $10,000 over the term of the Contract with respect to any individual contract or $50,000 in the aggregate for all such contracts, none which shall have a total term in excess of ninety (90) calendar days, unless terminable upon thirty (30) calendar days notice without penalty or premium payment (the “Additional Contracts”). Prior to the Closing (but not later than five (5) business days following Seller’s entry into any Additional Contract), Seller shall provide true and accurate copies of the Additional Contracts, which Additional Contracts shall be assumed at the Closing in accordance with the terms of the Assignment and Assumption of Contracts.

Section 8.3 Management. Seller shall convey title to the Property to Buyer free and clear of any management agreements, including the Management Agreement (unless Buyer requests in writing Seller not to terminate the Management Agreement at Closing, in which event, Buyer shall assume Seller’s obligations under the Management Agreement at Closing). Seller shall indemnify, defend, reimburse and hold Buyer harmless from and against any and all Losses which relate to any action or claim made by any third party related to any management agreement in existence prior to Closing. This indemnification shall survive Closing.

Section 8.4 Fixed Asset Supplies and Inventories. Until the Closing, Seller shall continue to resupply the Hotel with Fixed Asset Supplies and Inventories at levels consistent with past practices in the normal course of business, and shall maintain at least two (2) par linen, pillows, bedding and terry for each guest room in the Hotel.

Section 8.5 PIP. Buyer shall receive a credit against the Purchase Price at closing in the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000), and Seller shall assign to Buyer, and Buyer shall assume all of Seller’s remaining obligations under, any design, construction and other contracts to which Seller or Manager is a party relating to the completion of the PIP Work.

Section 8.6 Management Agreement and Franchise Agreement. Prior to Closing, Seller will pay, as and when due, all fees and other sums due under the Management Agreement and Franchise Agreement and perform in all material respects its obligations under the Management Agreement and the Franchise Agreement.

Section 8.7 Liquor Licenses. During the Due Diligence Period, Buyer shall use diligent and all commercially reasonable efforts (at its sole cost and expense) to assemble and, at Closing, to file a Liquor License Application for the Interim Permit to continue the liquor operations at the Hotel while Buyer, its lessee’s or manager’s application for a new Series 11 (Hotel-Motel) liquor license is pending pursuant to the applicable provisions of the Liquor Act and the Liquor Rules. Seller shall, at no cost or expense to Seller, cooperate with Buyer and Buyer’s lessee or manager in completing and processing the Liquor License Application and effectuating the issuance of the Interim Permit and the Series 11 (Hotel-Motel) liquor license as required pursuant to the applicable provisions of the Liquor Act and the Liquor Rules. Such cooperation shall include, without limitation, supplying information, executing documents reasonably requested by Buyer to effectuate issuance of an Interim Permit and Seller’s release of the Liquor License to Buyer not later than two (2) Business Days prior to the scheduled Closing Date to enable Buyer to obtain an Interim Permit that will be effective as of the Closing Date and offering reasonable assistance in connection with any proceeding for the new Series 11 (Hotel-Motel) liquor license. Buyer covenants that it shall not deliver the Liquor License to any person or for any purpose other than in connection with obtaining an Interim Permit concurrent with Buyer’s performance of its obligations at Closing. If the Closing fails to occur for any reason, including Seller’s default, Buyer shall cause the Liquor License to be returned to Seller’s possession at the Property on the date that is the earlier of (i) two (2) Business Days after the scheduled Closing Date, and (ii) two (2) Business Days after the termination of this Agreement. Buyer agrees to indemnify, defend and hold harmless Seller and the Seller Indemnitees from and any Losses incurred by Seller or any Seller Indemnitee solely arising out of or relating to Buyer’s possession of the Liquor License prior to Closing. The provisions of this Section 8.7 shall survive the termination of this Agreement or Closing and shall not merge with the Deed.

Section 8.9 Payment of Capital Leases; Termination of Disapproved Contracts. As of the Closing Date, Seller shall pay or cause to be paid in full Capital Leases and shall cause all such Capital Leases and all Disapproved Contracts to be terminated. The foregoing obligation shall survive the Closing for a period of twelve (12) months, and shall not merge with the Deed.

Section 8.10 Shadow Management. Following the expiration of the Due Diligence Period, and provided that Buyer has delivered a Notice to Proceed, upon written request of Buyer, Seller shall ask the Manager to permit Buyer to establish a shadow management operation with respect to the Property consisting of up to six (6) employees of the Buyer or of the Buyer’s prospective manger who shall have reasonable access during normal business hours to all Property records and to the Property to observe the operation of the Hotel business immediately as of the expiration of the Due Diligence Period through the Closing Date to aid in the Buyer’s transition efforts. Buyer will conduct such shadow management operations in a manner that is not disruptive to the normal operation of the Hotel. If at any time, Seller or Manager believes in good faith that the shadow management operations of Buyer or its representatives are unreasonably disruptive, then Seller or Manager may require all such employees to cease all shadow management operations if such disruptions of the normal business operations at the Hotel are not cured within one (1) business day. Buyer shall defend, indemnify, and hold harmless Seller and the Seller Indemnitees from and against all Losses (whether arising out of injury or death to persons or damage to the Property or otherwise) including costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s shadow management operations, Buyer’s breach of its obligations under this Section 8.10 or Buyer’s or any employee’s entry upon the Property, except solely to the extent any of the same are caused by the gross negligence or willful misconduct of Seller, Seller Indemnitees or Manager. The provisions of this Section 8.10 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, and shall not be subject to the twelve (12) month limitation set forth herein.

Section 8.11 Tax Certificates. Seller shall obtain and deliver to Buyer, not later than two (2) days prior to the scheduled Closing Date, (i) a letter of good standing from the Arizona Department of Revenue pursuant Arizona Revised Statute Section 42-1110, (ii) a bulk sale certificate (also known as an unemployment tax certificate) from the Arizona Department of Economic Security pursuant Arizona Revised Statute Section 27-733(E) and (iii) a letter of compliance from the City of Phoenix (the letters and certificates described in items (i) through (iii) above are collectively referred to herein as the “Good Standing Certificates”), which Good Standing Certificates shall be dated no earlier than ten (10) days prior to the scheduled Closing Date and shall not reflect any deficiency in the Seller’s compliance with the applicable legal requirements which are the subject of the Good Standing Certificates. Seller shall request the issuance of the Good Standing Certificates on letters and applications prepared by Seller, the form and content of the applications for which are attached as Exhibit M attached hereto.

ARTICLE 9

CLOSING

Section 9.1 Escrow Instructions. As soon as reasonably practicable following the Effective Date, the parties shall open an escrow with Escrow Agent (the “Escrow”) in order to consummate the purchase and sale in accordance with the terms and provisions of this Agreement, and shall deposit a fully executed counterpart of this Agreement with Escrow Agent and this Agreement shall serve as escrow instructions to the Escrow Agent as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2 Closing.

(a) The closing hereunder (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office on a date and time as Seller and Buyer shall mutually agree, but in any event not later than March 2, 2005 (the “Closing Date”). Such date may not be extended without the prior written approval of both Seller and Buyer. No later than 3:00 p.m. Pacific Time on the business day immediately preceding the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 9.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. No later than 11:00 a.m. Pacific Time on the Closing Date, (a) Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.6), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement. It shall constitute a condition precedent to Seller’s obligations to consummate the Closing hereunder that all of the material representations, warranties, covenants, and agreements of Buyer contained herein shall be true and correct and/or shall have been performed, as the case may be, in all material respects.

(b) The following shall be conditions to the obligation of Buyer to close the Escrow and purchase the Property pursuant to this Agreement, to the extent not waived by Buyer:

(i) Seller shall have performed each and every covenant, agreement and obligation to be performed by Seller under this Agreement in all material respects, and the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing in all respects with the same force and effect as if remade by Seller in a separate certificate at that time.

(ii) As of the Closing, there shall not have occurred any material adverse change in the physical condition of the Property from the condition that existed as of the expiration of the Due Diligence Period, normal wear and tear excepted, the correction cost of which is reasonably expected to exceed Seventy-Five Thousand Dollars ($75,000).

(iii) The Title Company shall have issued or have unconditionally and irrevocably committed to issue the Title Policy to Buyer.

(iv) Subject to Buyer’s compliance with Section 8.7 hereof, Buyer shall have obtained, or shall have satisfied all conditions necessary to obtain at Closing, an Interim Permit for the Property.

(v) On the Closing Date, Seller shall have updated each of the Exhibits and Schedules attached hereto, so that, the same are true and accurate as of the Closing Date, and Buyer shall have approved any changes therein in its reasonable discretion.

(vi) By no later than the date that is fifteen (15) days prior to the Closing Date, Buyer shall have received and approved the Tenant Estoppel(s) (dated no earlier than thirty (30) days prior to the Closing Date and all changes thereto and information therein, all of which shall have been duly executed by the applicable tenant.

(vii) Prior to the expiration of the Due Diligence Period, Buyer shall have obtained audited Financial Statements for the Property for calendar years 2003 and 2004, and Buyer’s Notice to Proceed shall constitute evidence that Buyer has satisfied or waived this condition.

(viii) Prior to the expiration of the Due Diligence Period, Buyer shall have obtained approval for this transaction from its Board of Directors, and Buyer’s Notice to Proceed shall constitute evidence that Buyer has satisfied or waived this condition.

(ix) Prior to the expiration of the Due Diligence Period, Buyer shall have entered into a management agreement and a franchise agreement for the Hotel on terms and conditions acceptable to Buyer in its sole and absolute discretion, and Buyer’s Notice to Proceed shall constitute evidence that Buyer has satisfied or waived this condition. If Buyer makes such election, Seller will not terminate the Management Agreement at Closing; provided, however, that if Buyer elects to extend the Management Agreement for any period following the Closing, then Seller shall not be required to pay any termination fee thereunder in connection with a subsequent termination of the Management Agreement.

(x) Buyer shall have received, not later than two (2) days prior to the scheduled Closing Date, the Good Standing Certificates in accordance with Section 8.11.

The conditions set forth in this Section 9.2(b) are solely for the benefit of Buyer and may be waived only by Buyer in writing to Seller. Buyer shall at all times have the right to waive any condition. If any of the conditions set forth in this Section 9.2(b) are not timely satisfied or waived by Buyer, for a reason other than the default of Buyer under this Agreement, then Buyer shall have the right, in its sole discretion, to terminate this Agreement by providing written notice thereof to Seller by no later than five (5) business bays following the scheduled Closing Date, in which case the Deposit shall be promptly returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations; provided, however, that prior to terminating this Agreement as the result of the failure of any condition, Buyer shall have first provided to Seller written notice and not less than ten (10) days within which to cause such condition to be satisfied, at Seller’s election but without any obligation to do so. The failure of a condition, by itself, shall not otherwise constitute a default by Seller hereunder.

(c) The following shall be conditions to the obligation of Seller to close the Escrow and sell the Property pursuant to this Agreement, to the extent not waived by Seller:

(i) Buyer shall have performed each and every covenant, agreement and obligation to be performed by Buyer under this Agreement in all material respects, and the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing in all respects with the same force and effect as if remade by Buyer in a separate certificate at that time.

(ii) Buyer’s deposit in escrow of the Deposit in accordance with Section 2, above.

(iii) On or before the Close of Escrow, Buyer’s delivery to the Escrow Account (for payment to Seller), in immediately available funds, cash in an amount of the balance of the Purchase Price remaining after deduction for the Deposit plus the costs, expenses and prorations required to be paid by Buyer hereunder, and Buyer’s delivery to Escrow Agent of the items to be paid by Buyer set forth herein.

The conditions set forth in this Section 9.2(c) are solely for the benefit of Seller and may be waived only by Seller in writing to Buyer. Seller shall at all times have the right to waive any condition. If any of the conditions set forth in this Section 9.2(c) are not timely satisfied or waived by Seller, for a reason other than the default of Seller under this Agreement, then Seller shall have the right, in its sole discretion, to terminate this Agreement by providing written notice thereof to Buyer by no later than five (5) business days following the scheduled Closing Date, in which case the parties shall have no further rights or obligations hereunder except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations; provided, however, that prior to terminating this Agreement as the result of the failure of any condition, Seller shall have first provided to Buyer written notice and not less than ten (10) days within which to cause such condition to be satisfied, at Buyer’s election but without any obligation to do so, except for a failure under clause (iii) for which a one (1)-Business Day cure period shall apply. The failure of a condition, by itself, shall not otherwise constitute a default by Buyer hereunder.

Section 9.3 Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deposit into Escrow the following items:

(a) A duly executed and acknowledged Special Warranty Deed for the Property in the form attached hereto as Exhibit E (the “Deed”);

(b) Two duly executed counterparts of a Bill of Sale for the Property in the form attached hereto as Exhibit F (the “Bill of Sale”);

(c) Two (2) duly executed counterparts of an Assignment and Assumption of Leases for the Property in the form attached hereto as Exhibit G (the “Assignment and Assumption of Leases”) executed by Seller or Manager, as applicable;

(d) Two (2) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property for the Property in the form attached hereto as Exhibit H (the “Assignment and Assumption of Contracts”) executed by Seller or Manager, as applicable;

(e) An affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section l445(f)(3) of the Code;

(f) An appropriate Affidavit of Property Value as required by Arizona law (the “Affidavit of Property Value”);

(g) Two (2) duly executed counterparts of the Indemnity Agreement executed by Seller Indemnitor;

(h) Documentation to establish to Buyer’s reasonable satisfaction the due authority of Seller’s sale of the Property and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement;

(i) A certificate executed by Seller stating that all representations and warranties of the Seller contained in Section 6 remain, as of the Closing Date, correct in all material respects as when first made hereunder or, if not correct, stating the extent to which any such representations and warranties are not correct (the “Seller Closing Certificate”).

(j) UCC Termination Statements for all UCC filings affecting the Personal Property and Capital Leases, if any;

(k) Originals or copies, if originals are not available, in each case to the extent in Seller’s possession, of all Contracts, Leases, Intangible Property, Licenses and Permits, books, records, plans, licenses, permits, and other documents pertaining to the Hotel or Property; provided, however, that Seller may deliver the foregoing items either outside of Escrow or leaving them at the business office at the Hotel;

(l) Two duly executed counterparts of the Manager’s General Release and Termination Agreement; and

(m) Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 9.4 Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deposit into Escrow the following items:

(a) The balance of the Purchase Price and such additional funds as are necessary to close this transaction (which amounts shall be deposited no later than 3:00 p.m. on the business day preceding the scheduled Closing Date);

(b) Two (2) duly executed counterparts of the Bill of Sale for the Property;

(c) Two (2) duly executed counterparts of the Assignment and Assumption of Leases for the Property;

(d) Two (2) duly executed counterparts of the Assignment and Assumption of Contracts for the Property;

(e) Three duly executed counterparts of the Franchise Assignment Agreement executed by Seller and Franchisor, if applicable;

(f) Documentation to establish to Seller’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer); and

(g) Such other documents as may be reasonably required by Seller or the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 9.5 Closing Costs. Seller and Buyer shall each pay one-half of the Escrow Agent’s fees and charges. Seller shall pay (i) all recording costs and fees, (ii) the premium for the standard coverage portion of the Title Policy, (iii) except as set forth in Section 10.9, all legal fees and costs incurred by Seller, (iv) any sales tax imposed as a result of the transfer of the Property to Buyer, if any, and (v) other fees and charges which are typically borne by sellers in the jurisdiction where the Property is located (but not including any items for which Buyer is obligated to pay pursuant to the next sentence). Buyer shall pay for (i) the cost of an updated ALTA Survey of the Land and Improvements (if obtained by Buyer), (ii) any additional title premium payable for the issuance of Buyer’s lender’s policy of title insurance, (iii) except as otherwise provided herein, Buyer’s out-of-pocket expenses incurred in connection with its due diligence review of the Property, including the cost of any environmental assessments or tests, (iv) the premium for the extended coverage portion of the Title Policy (to the extent Buyer obtains ALTA coverage), (v) the costs of any endorsements Buyer may require, and (vi) except as set forth in Section 10.9, all legal fees and costs incurred by Buyer in connection herewith and all other fees and charges which are typically borne by buyers in the jurisdiction in which the Property is located. Buyer shall also be solely responsible for the payment of any fees and costs associated with the transfer of the Licenses and Permits to Buyer (to the extent the same are transferable) as contemplated by this Agreement. Seller hereby agrees to protect, indemnify, defend and hold harmless Buyer and Buyer’s Indemnitees from and against any and all Losses incurred by Buyer or Buyer’s Indemnitees arising out of Seller’s failure to pay any taxes, assessments, fees or other governmental charges levied upon Seller’s assets, sales, operations or income or otherwise attributable to the Property or the operation of the Hotel thereon during the period prior to the Closing Date.

Section 9.6 Prorations. At Closing, the parties shall prorate as of the Transfer Time, on the basis of a thirty-day (30-day) month, the following with respect to the Property:

(a) Taxes. Real estate taxes, recurring assessments, personal property taxes, and rent tax, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs (or, if such tax bill has not been issued as of the date of Closing the regular and supplemental tax bill for the calendar year preceding that in which the Closing occurs) shall be prorated in accordance with the manner in which real property taxes accrue in Maricopa County, Arizona. If any supplemental real estate taxes are levied for any period preceding the Closing, the parties will, immediately after the Closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves (in the manner provided above), in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.

(b) Utilities. All utilities including gas, water, sewer, electricity, telephone and other utilities supplied to the Property shall be pro-rated on the Closing Date. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all utility charges for the period from the date such bills were issued or such payments were due until the Closing Date. All meters shall be read as of the Closing Date.

(c) Rents. Rents from the Leases collected by Seller for the month in which the Closing Date occurs shall be prorated so that Seller shall receive all amounts due Seller applicable to time periods up to (but not including) the Closing Date (excluding delinquencies), and Buyer shall receive all amounts applicable to time periods on and after the Closing Date. Rents are delinquent when payment thereof is more than thirty (30) days past due as of the Closing Date. Delinquent rentals shall be prorated between Buyer and Seller as of the Closing Date but not until they are actually collected by Buyer. Rents for the month in which the Closing Date occurs shall be deemed to have been received by Seller. With respect to any Lease with delinquent rents as of the Closing Date, Buyer shall apply rents (net of all costs of collection) received after the Closing first to rents due to Buyer and second to payment of delinquent rents due to Seller. With respect to such delinquent rents, Buyer agrees to use its commercially reasonable efforts (provided that it shall not be obligated to spend money) for a period of three (3) months following the Closing to collect the amount of any delinquent rent from tenants and Buyer agrees to remit promptly to Seller any excess delinquent rent related to periods of time through the Closing Date, subject to the priorities set forth above, actually paid by such tenants and/or to Buyer. Seller shall retain the right to commence legal action against a tenant for any delinquent rent apportioned to the Seller, at Seller’s sole cost and expense, except Seller may not bring unlawful detainer proceedings or similar actions to dispossess a tenant without the consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion. In the event Buyer collects or is paid any accounts receivable of Seller for any period prior to the Closing Date (which accounts receivable shall at all times shall remain the property of Seller), Buyer shall remit such amounts so collected or paid to Seller within five (5) business days of receipt thereof. Buyer shall provide Seller monthly statements for six (6) months after the Closing Date, certified by Buyer, itemizing all delinquent rents or accounts receivable collected on behalf of Seller following the Closing Date. Furthermore, Buyer shall receive a credit against the Purchase Price on the Closing Date in an amount equal to the sum of all rents received by Seller prior to the Closing Date attributable to periods from and after the Closing Date and the amount of any other credits, security deposits or other deposits due tenants under any of the Leases.

(d) Approved Contracts. Seller shall pay, prior to the Closing Date, all amounts payable by Seller under Approved Contracts or otherwise in connection with the operation of the Hotel which have accrued, or for which a bill has been received, or for which payment is otherwise due, to the extent that such relate to a period of time through the Closing Date. Buyer shall be credited, and Seller shall be debited, with an amount equal to all amounts accrued by Seller under the Approved Contracts from the date such bills were issued or such payments were due until the Closing Date, and Seller shall be credited, and Buyer shall be debited, with an amount equal to all amounts paid by Seller under the Approved Contracts to the extent related to periods of time on and after the Closing Date.

(e) Security Deposits. Buyer shall be credited and Seller shall be debited with an amount equal to all security deposits paid under the Leases to or on behalf of Seller that remain refundable under the Leases as of the Closing Date.

(f) Operations Settlement. As soon as reasonably practicable prior to the Closing Date, the parties shall conduct, or cause to be conducted, a preliminary operations settlement (“Operations Settlement”). The Operations Settlement shall contain the parties’ best estimate of the amounts of items to be prorated and adjusted pursuant to this Agreement (including the prorations and the items set forth below):

(1) Final Night’s Room Revenue. The final night’s room revenue (revenue from rooms occupied on the evening before the Closing Date), including telephone and similar charges (the “Tray Ledger”), shall be shared 50/50 by the Buyer and Seller;

(2) Advance Bookings. Any Advance Bookings will be paid to Buyer or, at Buyer’s option, credited to Buyer at Closing;

(3) Accounts Receivable. Not less than five (5) days prior to the Closing, Seller will provide Buyer a detailed listing, including aging, of the accounts receivable generated from operations at the Hotel (the “Accounts Receivable”); provided, however, that Accounts Receivable constituting the Tray Ledger shall only include amounts up to that portion of the final night’s revenues to which Seller is entitled under Section 9.6(f)(1); and provided, further, that Buyer agrees to acquire and purchase from Seller at the Closing as part of the Purchase Price for the Property in cash all such accounts receivable (specifically excluding the Tray Ledger) for a an amount equal to ninety-five percent (95%) of the amount thereof, after which Buyer shall fully own and be entitled to receive all such Accounts Receivable, subject to the application of Section 9.6(g), below;

(4) Accounts Payable. Subject to appropriate proration at the Closing as otherwise expressly provided in this Agreement, Seller shall retain responsibility for and timely discharge all of its accounts payable incurred prior to the Closing.

(5) Licensing and Permit Fees. Buyer, at its sole cost, expense and risk, shall be responsible for the cost to transfer any and all existing licenses and permits relating to the Property and the Hotel (to the extent transferable) or the issuance of new licenses and permits necessary for the ownership or operation of the Property or the Hotel by the Buyer or its manager. Amounts paid or payable as fees for the year or other fiscal period during which the Closing Date occurs for governmental licenses and permits which are transferred or assigned by Seller to Buyer and are assumable by Buyer shall be prorated on a daily basis (but any amounts refundable under any permit or license which is not assigned shall remain the property of the Seller);

(6) Approved Contracts Costs and Revenues. All payments and receipts under any of the Approved Contracts which cover a period up to or including the Closing Date shall be prorated on a daily basis, and Seller shall be given a credit at Closing for any security deposit held by a third party pursuant to any Approved Contract assigned to Buyer at Closing;

(7) Deposits. All prepayments made by Seller, including deposits or similar payments made by Seller, but specifically excluding prepaid advertising, for periods which include the Closing Date will be prorated on a daily basis;

(8) Phone Changes. Seller agrees to fill out the customary forms required by the telephone company to assign the existing phone, fax and URL numbers to Buyer;

(9) Vending Machines. Seller’s only right with respect to any vending machines (including all ATMs) within the Hotel is to receive commissions on sales therefrom, and such vending machines may be emptied and receipts therefrom recorded by the owner thereof, it being understood that Seller is entitled to all commissions with respect thereto which are due but unpaid as of the Closing Date;

(10) Inventories. All opened and unopened food and beverage inventories, Fixed Asset Supplies and all other inventory (including, without limitation, the Inventories) shall be conveyed to Buyer as part of the purchase of the assets covered by this Agreement and shall be included in the Purchase Price and there shall be no prorations or adjustments therefor;

(11) Gift Certificates and Trade Credits. On the Closing Date, Seller will provide Buyer with a complete schedule of all outstanding (a) gift certificates, donations and other similar obligations which have been distributed by Seller or Seller’s Manager and (b) trade credits, trade-out or barter arrangements payable by Seller to any other party for services rendered in the past or to be rendered in the future; provided, however, that the foregoing schedule shall include any gift certificates or trade credits related to the Hotel operation, including any such obligations which constitute obligations of the Seller pursuant to the Franchise Agreement (collectively, “Hotel Credits”). Buyer shall receive a credit at Closing for all obligations of Seller pursuant to any such Hotel Credits. In addition, Buyer shall receive a credit at Closing for the value of any gift certificates, complimentary rooms, donations or other similar obligations which have been distributed or given by Seller prior to Closing (based upon the “rack” rate for each room or the advertised price to the extent pertaining to goods or services other than rooms), but not including any such items that constitute obligations of Seller under the Franchise Agreement. This Section shall survive the Closing for a period of twelve (12) months.

Seller shall indemnify, defend, reimburse and hold Buyer and its agents harmless against any and all Losses arising out of or with respect to any such trade-out or barter arrangements and any such gift certificates, donations or other similar obligations required to be but not credited to Buyer at Closing;

(12) Other Items. All other items, including prepaid items (except pre-paid advertising) being assumed by Buyer, tour/travel agent’s commissions, except as specifically set forth in this Agreement, that are subject to prorations shall be prorated as of the date of Closing; and

(13) Cash on Hand. Seller and Buyer shall count all cash on hand at the Hotel as of the Closing Time (the “House Fund”). On the Closing Date, all House Fund shall be kept at the Hotel . At Closing, Seller shall assign and transfer to Buyer all of Seller’s right, title and interest in and to the House Fund; provided, however, that Buyer shall pay Seller for the amount of the House Fund, in addition to and not as part of the Purchase Price.

(g) Intangible Property, Inventories, and Personal Property. Seller shall not receive a credit for the value of any item of Intangible Property, Inventories or Personal Property, all of which are included in the Purchase Price, and there will be no prorations or adjustments therefor. Seller shall transfer to Buyer at the Closing all such Intangible Property, Inventories and Personal Property free and clear of all liens and encumbrances. Buyer and Seller shall prepare an inventory (“Original Inventory”) of Personal Property as soon as reasonably practicable following the execution and delivery of this Agreement by Buyer and Seller. Three (3) days prior to the Closing, Buyer and Seller shall perform a new inventory (“New Inventory”) of Personal Property. To the extent any of the items of Personal Property specified in the Original Inventory are not set forth in the New Inventory (and such disappearance is not due to any act of omission of Buyer or any of its affiliates or agents), the Purchase Price shall be adjusted to reflect the reduction of Personal Property set forth in the New Inventory. For purposes of calculating such adjustments, the parties shall assign values to the Personal Property equal to the actual cost (less depreciation) of such items, or if such actual cost/depreciation data is not available, then the value shall be based on the parties good faith estimate of the current fair market value of the particular item(s) of Personal Property

Any reference to proration on a “daily basis” means that Seller shall receive a credit for any expenditures made by Seller which are to be prorated in such manner hereunder calculated by multiplying such expenditure by a fraction the numerator of which is the number of days within the period for which the payment was made beginning on the Closing Date and the denominator of which is the number of days within the period for which such payment was made; and Buyer shall receive a credit for expenditures made or to be made by Buyer to be prorated in such manner hereunder, calculated by multiplying such expenditure by a fraction the numerator of which is the number of days within the period for which the payment was made prior to the Closing Date, and the denominator of which is the number of days within the period for which such payment was made.

If any supplemental billing is issued or new information learned with respect to any of the foregoing prorations or credits (including supplemental tax bills relating to or covering any period prior to the Closing Date), the same shall be adjusted and prorated between Seller and

Buyer as soon as reasonably possible after the Closing. In any event, to the fullest extent possible, Seller and Buyer shall jointly prepare a final schedule of adjustments (the “Final Statement”) within sixty (60) days after Closing and either party owing the other a sum of money shall pay such sum within ten (10) days after such Final Statement is prepared. Notwithstanding the foregoing, any Prorations shall be subject to a final adjustment between the parties on or before sixty (60) days after the Closing, and either party owing the other a sum of money shall pay such sum within ten (10) days after such final adjustment. In addition, to the extent that more than five percent (5%) of the Accounts Receivable acquired by Buyer pursuant to Section 9.6(f)(3), above remain outstanding sixty (60) days from the Closing, then Seller shall re-acquire such remaining accounts receivable by paying to Buyer one hundred percent (100%) of the amount of such remaining Accounts Receivable, which amount shall be includable in the Final Statement set forth above. If any dispute arises between Buyer and Seller in connection with such Final Statement or final adjustment for prorations, the parties shall diligently and in good faith attempt to resolve any such dispute. If such dispute is not resolved within forty-five (45) days after the date such dispute arose, then the parties shall submit such dispute to an independent accountant reasonably acceptable to the parties, and the determination of such independent accountant shall be conclusive. The fees and expenses of such independent accountant shall be paid equally by Buyer and Seller. The provisions of this Section 9.6 shall survive the Closing.

Section 9.7 Brokers. Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Except for Secured Capital Corporation (“Seller’s Broker”) (the fee or commission for whom shall be paid by Seller pursuant to a separate agreement), Seller represents and warrants to Buyer only (nothing in this provision nor any other provision of this Agreement being intended to create any rights on the part of any third party beneficiary, or to create any third party beneficiary) that Seller has not employed any other broker with respect to this transaction, other than Seller’s Broker, and Seller shall only pay the Seller’s Broker. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all Losses incurred by Seller with respect to the claim. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Seller in connection with the transactions contemplated by this Agreement, other than Seller’s Broker, then Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all Losses incurred by Buyer with respect to the claim. The provisions of this Section 9.7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the twelve (12)-month limitation set forth in Section 6.2.

Section 9.8 Expenses. Except as provided in Sections 9.5, 9.6, 9.7, and 10.9, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, in the case of Buyer, all third-party engineering and environmental review costs, its inspection costs, attorney costs, due diligence costs.

Section 9.9 [INTENTIONALLY DELETED]

Section 9.10 Employees.

(a) Seller shall, at its sole cost and expense, terminate all Hotel employees and independent contractors effective 7:00 a.m. on the Closing Date. Seller shall be responsible for any and all notices to employees and governmental authorities as may be required by applicable law in connection with such terminations (each, a “Termination Notice”), including the sixty (60) day notice required by the Warn Act, if applicable. All salaries, wages, fringe benefits, pension or retirement benefits, accrued vacation and sick leave, accrued incentive compensation, severance costs, and other compensation or liabilities of whatever nature accrued or attributable to the employment of such terminated employees through the Closing, including any applicable federal, state and local taxes, will be paid by Seller at Seller’s sole cost to each respective terminated employee or to the appropriate taxing authority as required by law and Buyer shall have no responsibility therefor. Seller shall defend, indemnify, reimburse and hold harmless Buyer from and against any and all Losses arising out of or in connection with (i) any employment claims asserted by its employees at the Property which relate to events that occurred or accrued prior to the Closing, including any claim by any employee with respect to any alleged discrimination, breach of contract or other wrongful termination accruing prior to the Closing Date; (ii) any claim related to Seller’s termination of one or more employees or any benefit plans, whether based on tort, contract or any federal, state or local law, statute or regulation, except to the extent such claim relates to the failure of Buyer to hire a sufficient number of terminated employees with respect to the WARN Act as provided in this Section, (iii) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund with respect to Hotel employees employed (or formerly employed) by Seller which accrued prior to Closing. Buyer hereby agrees to offer or cause an offer of employment to be made as of the Closing the lesser of eighty percent (80%) of the employees terminated by Seller or Manager as of the Closing and a sufficient number of former employees of Seller or Manager terminated as of the Closing, so as to avoid WARN Act exposure to Seller, and, subject to any such employee’s acceptance of such offer of employment, to thereafter hire and employ such employee. Buyer shall defend, indemnify, and hold harmless Seller and Seller’s Indemnitees from and against all Losses, arising out of any liability under the WARN Act resulting from Buyer’s failure to employ comply with the foregoing sentence. Seller’s and Buyer’s respective obligations under this Section 9.10 shall survive the Closing and shall not merge with the Deed.

(b) Buyer shall not assume any liabilities or obligations of Seller or Manager relating to any pension, retirement or other benefit plan payable to, or accrued with respect of, any employee of the Hotel.

(c) Seller shall deliver or cause Manager to deliver notices to all employees of the Property under the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 and any similar State or local statute or ordinance (collectively, the “WARN Act”) at such time as Buyer may designate in its reasonable discretion after the expiration of the Due Diligence Period and Buyer has delivered its Notice to Proceed.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

Section 10.2 Risk of Loss/Condemnation and Insurance Proceeds/Condemnation Awards.

(a) Minor Loss/Condemnation. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to or destruction of the Improvements thereon or condemnation of any portion of the Land, provided that: (a) the cost to repair any such damage or destruction to the Improvements, or the diminution in the value of the remaining Land as a result of a partial condemnation, equals (i) with respect to any casualty, seven and one half percent (7.5%) of the Purchase Price or less, or (ii) with respect to any condemnation, $1,000,000, as applicable, and such damage, destruction or condemnation will not materially impair Buyer’s ability to operate the Hotel after the Closing, and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible and any deficiency needed to restore the Property. To the extent any insurance proceeds or awards have not been collected by Seller as of the Closing, then such uncollected proceeds or awards, and all claims for insurance proceeds and awards, shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to the Closing to repair or restore the Property or to collect any such proceeds or awards as set forth above. During the Escrow through the Closing, Seller shall continue to maintain casualty in the amounts currently maintained by Seller.

(b) Major Loss/Condemnation. If the amount of the damage or destruction or condemnation as specified above exceeds equals (i) with respect to any casualty, seven and one half percent (7.5%) of the Purchase Price or less, or (ii) with respect to any condemnation, $1,000,000, as applicable, or would materially and adversely impair Buyer’s ability to operate the Hotel after the Closing, then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Buyer’s receipt of Seller’s written notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer’s failure to elect to terminate this Agreement within said ten (10)-business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 3.4, 9.7, and 10.11. If Buyer elects or is deemed to have elected to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible and any deficiency needed to restore the Property. To the extent any insurance proceeds or awards have not been collected by Seller as of the Closing, then such uncollected proceeds or awards, and all claims for insurance proceeds and awards, shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to the Closing to repair or restore the Property, including barricades and other temporary repairs required for safety purposes, or to collect any such proceeds or awards as set forth above.

Section 10.3 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the following address:

If to Seller:	UP Stonecreek, Inc.
c/o Pacific Coast Capital Partners LLC
150 California Street, 22nd Floor
San Francisco, California 94111
Attn: Mr. Aaron A. Giovara
Fax No.: (415) 732-7547

with a copy to:	Gibson, Dunn & Crutcher LLP
One Montgomery Street, 31st Floor
San Francisco, California 94104
Attn: Deborah Cussen, Esq.
Fax No.: (415) 986-5309

If to Buyer:	Eagle Hospitality Properties Trust, Inc.
100 E. River Center Blvd., #480
Covington, KY 41011
Attn: Brian Guernier
Senior Vice President Acquisitions
Attn: Tom Frederick, CFO
Fax No.: (859) 58104650

with Copies to:	JEFFER, MANGELS, BUTLER & MARMARO LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, California 90067
Attn: Mark Weinstock, Esq.
Attn: M. Guy Maisnik, Esq.
Facsimile: (310) 203-0567

If to Escrow Agent:	Stewart Title Guaranty Company
100 Pine Street, Suite 450
San Francisco, CA 94111
Attn: Richard Blumenthal, Esq.
Facsimile: (415) 986-5973

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. mail, (b) a recognized and reputable overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier (on or prior to 5:00 p.m., Pacific Time; if deposited after such time, it shall be deemed to have been deposited on the next business day), or

(c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification (on or prior to 5:00 p.m., Pacific Time; if verification is received after such time, it shall be deemed to have been delivered on the next business day) that transmission to recipient was completed. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

Section 10.4 Assignment. Buyer and Seller shall not have the right to assign this Agreement without the prior written consent of the other party, which consent shall not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may assign its interests herein to or an Affiliate upon written notice to the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder accruing prior to the Closing. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 10.5 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF ARIZONA, COUNTY OF MARICOPA, OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF ARIZONA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF ARIZONA, COUNTY OF MARICOPA. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 10.3 HEREOF.

Section 10.6 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, any one or more of which may be executed and delivered by facsimile transmission, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Section 10.7 Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 10.9 Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing Party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom. The provisions of this Section 10.9 shall survive the termination of this Agreement or Closing.

Section 10.10 Payment of Fees and Expenses. Except as set forth in Section 10.9 above, each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 10.11 Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by law. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other party. Each Party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its commercially reasonable, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Section 10.11 shall survive the Closing any termination of this Agreement and shall not be subject to the twelve (12) month period set forth in Section 6.2.

Section 10.12 Performance Due On Day Other Than Business Day. If the time period for the performance of any act called for under this Agreement expires on a Saturday, Sunday or any other day on which banking institutions in the State of Arizona are authorized or obligated by law or executive order to close (a “Holiday”), the act in question may be performed on the next succeeding day that is not a Saturday, Sunday or Holiday.

Section 10.13 Tax Deferred Exchange. Buyer and Seller acknowledge and agree that either party hereto (the “Exchange Party”) may assign its interest in this Agreement to an exchange facilitator (or, in the case of Seller, to the owner of a property identified by Seller as the exchange property) for the purpose of completing an exchange of the Land in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a “1031 Exchange”). The other party thereto (the “Non-Exchange Party”) agrees to provide reasonable cooperation requested by the Exchange Party in implementing any such assignment and 1031 Exchange, including the execution of any necessary documentation in connection therewith and/or payment of the Purchase Price to a facilitator identified by Seller, provided that such cooperation shall not entail any additional expense or liability to the Non-Exchange Party beyond its existing obligations under this Agreement and the Exchange Party shall reimburse the Non-Exchange Party, upon demand, for any expense incurred by the Non-Exchange Party relating to such 1031 Exchange, and further, that the Non-Exchange Party shall not be obligated to take title to any property, other than the Land, in the case of Buyer, and no such exchange shall delay the Closing. The accomplishment of a like-kind exchange shall not be a condition to the Exchanging Party’s obligations, and the Exchanging Party’s failure to locate an exchange property or to consummate a like-kind exchange for any reason or for no reason at all shall in no way relieve the Exchanging Party of its obligations under this Agreement.

Section 10.14 No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 10.15 No Memorandum . Buyer shall not record any memorandum disclosing this Agreement.

Section 10.16 Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

Section 10.17 Not an Offer. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller nor shall presentation of drafts hereof by one party to the other be deemed an offer, and this Agreement shall only become a binding and enforceable contract upon execution hereof by both parties.

Section 10.18 Limited Liability. Neither the managers, employees or agents of Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation by Seller.

Section 10.19 No Third Party Beneficiaries. Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

Section 10.20 Time of Essence. Time is of the essence of this Agreement.

Section 10.21 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 10.22 Further Acts. Each Party, at the request of the other, shall execute, acknowledge or have notarized (if appropriate) and deliver in a timely manner such additional documents, and do such other additional acts, also in a timely manner, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

Section 10.23 Audit. At Buyer’s request at any time from and after the date hereof until the date that is one (1) calendar year after the Closing Date, Seller shall provide or make available to Buyer or Buyer’s designated independent auditor access to the books and records of the Property and of Seller relating to the Property (except for any books and records that are legally privileged) regarding the period for which Buyer is required to have audited financial statements prepared with respect to the Property as may be required by the Securities and Exchange Commission. Buyer understands that Seller has been operating the Property since approximately October 2002 and consequently certain books and records pertaining to the operation of the Property are not available in Seller’s files. Buyer further agrees that Seller shall only be responsible to provide or make available those books and records in Seller’s possession, and Seller shall not be responsible to create any records for the Property to the extent that such records are not in Seller’s possession. After Closing, Buyer may disclose the results of such audit and any information relating thereto to the Securities and Exchange Commission or other applicable regulatory or governmental agency and such disclosure shall not be subject to the confidentiality provisions of Sections 3.5 and 10.11 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	UP STONECREEK, INC., an Arizona corporation

	By:	/s/ Donald H. Kuemmeler
Name: Donald H. Kuemmeler
Title: Vice President

BUYER:	EHP OPERATING PARTNERSHIP, L.P., a Maryland limited partnership

	By:	Eagle Hospitality Properties Trust, Inc., a Maryland corporation

	Its:	General Partner

		By:	/s/ Thomas A. Frederick
Name: Thomas A. Frederick
Title: Chief Financial Officer

ESCROW AGENT:

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

STEWART TITLE GUARANTY COMPANY

By:
Name:
Title:

EXHIBIT A

Description of Land

Lot 2, of AMENDED PLAT OF PARADISE VILLAGE CORPORATE CENTER, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, recorded in Book 430 of Maps, Page 24.

Exhibit “A” - Description of Land	1

EXHIBIT B

Leases

Gift Shop Lease Agreement between Seller, as landlord, and Hazelwood Enterprises, Inc., as tenant, dated as of November 17, 1999.

[Any capital or equipment leases are described on Exhibit D.]

Exhibit “B” - Leases	1

EXHIBIT C

Disclosure Items

NONE

Exhibit “C” - Disclosure Items	1

EXHIBIT D

List of Contracts

Lease for equipment with Mitel, which expires March 31, 2005. Upon January payment of $3069.12, February payment of $111.58, and March payment of $110.85, all of the equipment referenced in the lease will be owned by Seller.

[See attached for description of other Contracts]

Exhibit “D” - List of Contracts	1

EXHIBIT E

Form of Deed

RECORDING REQUESTED BY AND

WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

APN:

SPECIAL WARRANTY DEED

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, UP STONECREEK, INC., an Arizona corporation (“Grantor”), does hereby convey to                                                                                  , a                                              , all of that certain real property in the City of                         , County of Maricopa, State of Arizona, as more particularly described in Exhibit A attached hereto and made a part hereof, together with all rights and privileges appurtenant thereto, subject to all taxes and other assessments, reservations in patents and all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities of record.

Grantor hereby binds itself and its successors to warrant and defend the title, as against all acts of Grantor herein and no other, subject to the matters above set forth.

Exhibit “E” – Deed	1

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed on this              day of                     , 2005.

“GRANTOR”

UP STONECREEK, INC., an Arizona corporation

By:
Name:
Title:

Exhibit “E” – Deed	2

STATE OF                                   )

                                                        ) ss.

COUNTY OF                             )

On this              day of                     , 2005 before me, the undersigned a notary public in and for said county and state, personally appeared                                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS My Hand and Official Seal.	[Seal]

Notary Public

Exhibit “E” – Deed	3

EXHIBIT F

Form of Bill of Sale

For good and valuable consideration, the receipt of which is hereby acknowledged, UP STONECREEK, INC., an Arizona corporation (“Seller”), does hereby sell, grant, assign, transfer, and convey to                     , a                      (“Buyer”), free and clear of all of all liens, encumbrances, security interests and claims to title, all personal property owned by Seller and used exclusively in connection with the operation of that certain real property more particularly described in Exhibit A attached hereto (the “Personal Property”), including, without limitation, such Personal Property described in the attached Schedule 1.

TO HAVE AND TO HOLD its respective right, title and interest in the Personal Property, together with any rights and appurtenances thereto, unto Buyer, its representatives, successors and assigns, and Seller agrees to warrant and defend its right, title and interest in the Personal Property unto Buyer.

Seller has executed this Bill of Sale and BARGAINED, SOLD, TRANSFERRED, CONVEYED and ASSIGNED the Personal Property and Buyer has accepted this Bill of Sale and purchased the Personal Property AS IS AND WHEREVER LOCATED, WITH ALL FAULTS AND, EXCEPT AS PROVIDED ABOVE OR IN THE PURCHASE AGREEMENT (DEFINED BELOW), WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS, IMPLIED, OR STATUTORY, EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OF SALE AND PURCHASE BETWEEN SELLER AND BUYER, DATED AS OF DECEMBER 29, 2004 (the “PURCHASE AGREEMENT”) AND THE WARRANTIES SET FORTH HEREIN, IT BEING THE INTENTION OF SELLER AND BUYER TO EXPRESSLY NEGATE AND EXCLUDE ALL WARRANTIES WHATSOEVER, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE PROPERTY, WARRANTIES CREATED BY AFFIRMATION OF FACT OR PROMISE AND ANY OTHER WARRANTIES CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE AS NOW OR HEREAFTER IN EFFECT IN THE STATE IN WHICH THE PERSONAL PROPERTY IS LOCATED, OR CONTAINED IN OR CREATED BY ANY OTHER LAW.

Exhibit “F” - Bill of Sale	1

Buyer expressly acknowledges and affirms the provisions of Sections 6.2, 7.3 and 7.4 of the Purchase Agreement.

Dated this              day of                     , 2005.

SELLER:	UP STONECREEK, INC., an Arizona corporation

By:
Name:
Title:

BUYER:			,
a

By:
Name:
Title:

Exhibit “F” - Bill of Sale	2

Exhibit A to Bill of Sale

Description of Land

Exhibit “F” - Bill of Sale	3

Schedule 1 to Bill of Sale

List of Personal Property

Exhibit “F” - Bill of Sale	4

EXHIBIT G

Form of Assignment and Assumption of Leases

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the “Assignment”) dated as of                     , 2005, is between UP STONECREEK, INC., an Arizona corporation (“Assignor”), and                     , a                      (“Assignee”).

A. Assignor is the lessor under certain leases executed with respect to that certain real property and improvements thereon known as                     , and more particularly described in Exhibit A attached hereto (the “Property”), which leases are described in Schedule 1 attached hereto (the “Leases”).

B. Assignor and [Assignee], entered into an Agreement of Sale and Purchase dated as of December 29, 2004 (the “Purchase Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein. Capitalized terms used herein that are not otherwise defined shall have the meanings set froth in the Purchase Agreement.

C. Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

1. Assignor hereby assigns, sells and transfers to Assignee all of its right, title, and interest in and to the Leases and any tenant deposits held by Assignee thereunder (“Tenant Deposits”), and Assignee hereby accepts such assignment and assumes all of the lessor’s obligations under the Leases first accruing and arising on or after the date hereof, including the obligations and duties of Assignor relating to any Tenant Deposits, together with every liability, duty, covenant, debt or obligation arising out of, or in any way related to any licenses or permits under the Leases and first accruing and arising on or after the date hereof (the “Assumed Obligations”). Assignor hereby covenants that Assignor will, at any time and from time to time upon written request therefor, execute and deliver to Assignee such documents as Assignee may reasonably request to fully assign and transfer to and vest in Assignee its right, title and interest in and to the Leases and the Tenant Deposits (including, without limitation, all guaranties executed in connection therewith) and the rights of Assignor intended to be transferred and assigned hereby, or to enable Assignee to realize upon or to otherwise enjoy such rights in and to the Leases and the Tenant Deposits.

2. Any rental and other payments under the Leases shall be prorated between the parties as provided in the Purchase Agreement.

3. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. This Assignment shall be governed and construed in accordance with the laws of the State of Arizona.

Exhibit “G” - Assignment and Assumption of Leases	1

5. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6. Assignee hereby expressly acknowledges and affirms the provisions of Sections 6.2, 7.3 and 7.4 of the Purchase Agreement. Assignor will indemnify, defend and hold Assignee harmless from and against any obligations first arising or accruing under the Leases prior to the Closing Date. Assignee will indemnify, defend and hold Assignor harmless from and against any obligations first arising or accruing under the Leases from and after the Closing Date.

7. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including reasonable attorneys’ fees and costs.

Assignor and Assignee have executed this Agreement the day and year first above written.

ASSIGNOR:	UP STONECREEK, INC., an Arizona corporation

By:
Name:
Title:

ASSIGNEE:			,
a

By:
Name:
Title:

Exhibit “G” - Assignment and Assumption of Leases	2

Exhibit A to Assignment and Assumption of Leases

Description of Land

Exhibit “G” - Assignment and Assumption of Leases	3

Schedule I to Assignment and Assumption of Leases

List of Leases

EQUIPMENT LEASES

TENANT LEASES

Exhibit “G” - Assignment and Assumption of Leases	4

EXHIBIT H

Form of Assignment and Assumption of Contracts, Warranties and Guaranties,

and Other Intangible Property

THIS ASSIGNMENT AND ASSUMPTION (the “Assignment”) dated as of                      2005, is between UP STONECREEK, INC., an Arizona corporation (“Assignor”), and                     , a                      (“Assignee”).

A. Assignor owns certain real property and certain improvements thereon known as                                         , and more particularly described in Exhibit A attached hereto (the “Property”).

B. Assignor has entered into certain contracts which are more particularly described in Schedule l attached hereto (the “Contracts”), which affect the Property.

C. Assignor and Assignee, entered into an Agreement of Sale and Purchase dated as of December 29, 2004 (the “Purchase Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

D. Assignor desires to assign to Assignee its interest, if any, in the Contracts and in certain warranties, guaranties, and intangible personal property with respect to the Property, to the extent the same are assignable, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

1. Assignor hereby assigns to Assignee all of Assignor’s right, title, and interest, if any, in and to the following, from and after the date hereof, to the extent the same are assignable:

(a) the Approved Contracts;

(b) all Licenses and Permits and Intangible Property; and

(c) any warranties and guaranties (“Warranties and Guaranties”) made by or received from any third party with respect to any improvements owned by Assignor on the Property.

2. Assignee hereby accepts the foregoing assignment by Assignor and assumes all of the Assignor’s obligations under the Contracts from and after the date hereof.

3. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including reasonable attorneys’ fees and costs.

Exhibit “H” – Assignment and Assumption of Contracts	1

4. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. This Assignment shall be governed and construed in accordance with the laws of the State of Arizona.

6. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7. Assignee hereby expressly acknowledges and affirms the provisions of Sections 6.2, 7.3 and 7.4 of the Purchase Agreement. Assignor will indemnify, defend and hold Assignee harmless from and against any obligations first arising or accruing under the Contracts prior to the Closing Date. Assignee will indemnify, defend and hold Assignor harmless from and against any obligations first arising or accruing under the Contracts from and after the Closing Date.

Exhibit “H” – Assignment and Assumption of Contracts	2

Assignor and Assignee have executed this Agreement the day and year first above written.

ASSIGNOR:	UP STONECREEK, INC., an Arizona corporation

By:
Name:
Title:

ASSIGNEE:			,
a

By:
Name:
Title:

Exhibit “H” – Assignment and Assumption of Contracts	3

Exhibit A to Assignment and Assumption of Contracts,

Warranties and Guaranties, and Other Intangible Property

Description of Land

Exhibit “H” – Assignment and Assumption of Contracts	4

Schedule 1 to Assignment and Assumption of Contracts,

Warranties and Guaranties, and Other Intangible Property

List of Contracts

CONTRACTS

Exhibit “H” – Assignment and Assumption of Contracts	5

EXHIBIT I

DUE DILIGENCE ITEMS

1.	Annual Statements of Operations for the Hotel for 2002, 2003, and for 2004 through the month prior to closing to the extent available. Seller shall make available to Buyer such financial information as Buyer may reasonably require for its investigation of the operations of the Hotel.

2.	Copies of all permits, employment contracts, service contracts, leases, and other contracts, permits, licenses and agreements relating to the Property, including all amendments and modifications thereto, which may survive the Closing Date, in Seller’s possession.

3.	A preliminary title report for the Property and all underlying documents referenced therein

4.	A copy of any existing Survey of the Property in Seller’s possession.

5.	Copies of any existing physical inspection reports for the Property in Seller’s possession.

6.	Copies of any existing ASTM Phase I Environmental Site Assessment of the Property prepared by a professional environmental assessment firm in Seller’s possession.

7.	A list of all current staffing positions at the Property, including their current wages and benefits by position only.

8.	Copies of the most recent two property tax bills for the Property, together with any and all assessments, and utility billings to the Hotel for the last 12 months.

9.	Such other items of examination and approval relating to the Property as may agreed upon by Seller and Buyer.

Exhibit “I” – Due Diligence Items	1

EXHIBIT J

FORM OF MANAGER’S GENERAL RELEASE AND TERMINATION AGREEMENT

[To be attached prior to expiration of Due Diligence Period]

Exhibit “J” – Form of Manager’s General Release and Termination Agreement	1

EXHIBIT K

FORM OF SELLER INDEMNITY AGREEMENT

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT dated as of                     , 2005 (this “Indemnity”) is executed and delivered by PROPERTY ASSET MANAGEMENT INC., a Delaware corporation (“Indemnitor”), for the benefit of [                    , a                      (“Buyer”).

RECITALS

A. Buyer and UP Stonecreek, Inc., an Arizona corporation (“Seller”) entered into that certain Agreement of Sale and Purchase dated as of December 29, 2004 (the “Purchase Agreement”), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller certain real property located in Maricopa County, Arizona (the “Property”), which Property is improved with a certain hotel currently operated as an Embassy Suites. All initially capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

B. Under the terms of the Purchase Agreement, Seller retains liability for certain Seller Surviving Obligations after the Closing of the sale of the Property to Buyer and, in connection therewith, Buyer has requested that Indemnitor execute and deliver this Indemnity to Buyer.

NOW, THEREFORE, Indemnitor hereby covenants and agrees for the benefit of Buyer, as follows:

1. Indemnification. Indemnitor hereby agrees to indemnify and defend Buyer and the Buyer Indemnitees, against and hold them harmless from, and reimburse them for, any Losses that arise in connection with the breach by Seller of Seller’s Surviving Obligations beyond the applicable notice and cure period set forth below. If Buyer or Buyer Indemnitees shall suffer or incur any Loss arising out of the matters for which Indemnitor has agreed to indemnify Buyer and the Buyer Indemnitees hereunder, then Indemnitor shall pay to Buyer the total of all such Losses suffered or incurred by Buyer or such Buyer Indemnitee, within thirty (30) days after written demand therefor. Notwithstanding anything to the contrary contained in the foregoing, Buyer and the Buyer Indemnitees shall not assert any claim for indemnification hereunder unless and until Buyer has first given written notice to Seller regarding any breach of a Seller Surviving Obligation and (a) in the case of any monetary breach, ten (10) business days to cure such breach, and (b) in the case of any non-monetary breach, thirty (30) days to cure such breach. In addition, in no event shall Indemnitor’s obligations hereunder (including under Section 13 below) ever exceed Three Million Dollars ($3,000,000) in the aggregate.

2. Waivers. Indemnitor waives: (a) any defense based upon any legal disability or other defense of the Seller, any other Indemnitor or other person, or by reason of the cessation or limitation of the liability of the Seller from any cause; (b) any defense based upon any lack of

Exhibit “K” – Form of Seller Indemnity Agreement	1

authority of the officers, directors, partners or agents acting or purporting to act on behalf of the Seller or Indemnitor or any defect in the formation of Seller or Indemnitor or any principal of Seller or Indemnitor; (c) any defense based upon the application by the Seller of funds for purposes other than the purposes represented by the Seller or intended or understood by Indemnitor; (d) any and all rights and defenses arising out of an election of remedies by Buyer, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Indemnitor’s rights of subrogation and reimbursement against the Seller by the operation of applicable law; (e) any defense based upon Buyer’s failure to disclose to Indemnitor any information concerning the Seller’s financial condition or any other circumstances bearing on the Seller’s ability to pay all sums payable by it to Buyer; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Buyer’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any defense based upon the inability of Buyer to enforce the Purchase Agreement and Seller’s obligations thereunder by application of the automatic stay provisions of Section 362 of the Federal Bankruptcy Code; (j) any defense based the disallowance, under Section 502 of the Federal Bankruptcy Code, of all or any portion of Buyer’s or Buyer’s Indemnitees’ claims against Seller for payment or performance of Seller’s Surviving Obligations; and (k) the benefit of any statute of limitations affecting the liability of Indemnitor hereunder or the enforcement hereof.

3. Indemnitor’s Warranties. Indemnitor warrants and acknowledges that: (a) there are no conditions precedent to the effectiveness of this Indemnity; and (b) Indemnitor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Indemnitor’s risks hereunder and Buyer has made no representation to Indemnitor as to any such matters.

4. Notice. All notices, requests, demands and other communications which are required or may be given under this Indemnity shall be in writing and shall be delivered to the parties hereto in the manner provided in the Purchase Agreement to the following addresses:

To Indemnitor:	Property Asset Management Inc.
399 Park Avenue, 8th Floor
New York, New York 10022
Attention: Mr. Yon Cho
Facsimile: (646) 758-3103

To Buyer:	Eagle Hospitality Properties Trust, Inc.
100 E. River Center Blvd., #480
Covington, Kentucky 41011
Attention: Brian Guernier
Facsimile: (859) 581-4650

Exhibit “K” – Form of Seller Indemnity Agreement	2

5. Waiver of Subrogation, etc. Indemnitor shall and hereby does waive any right of subrogation, reimbursement, indemnity and contribution against Seller as a result of any payment made by Indemnitor hereunder.

6. Separate Causes of Action. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and each Indemnitor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.

7. Additional Waivers. Indemnitor hereby waives and agrees not to assert or take advantage of: (a) any right to require Buyer to proceed against Seller or any other person or to pursue any other remedy before proceeding against Indemnitor, and, specifically, waives the provisions of AIR’S. §§ 12-1641 through 12-1646 and 44-142, and 16 AIR’S. Rules of Civil Procedure Rule 17(f); (b) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Seller or any other person; and (c) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Seller. Indemnitor hereby waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse change in the financial status of Seller or other facts which increase the risk to Indemnitor, notices of non-performances and notices of acceptance of this Indemnity) and protests of each and every kind.

8. Consents. Indemnitor hereby agrees that without the consent of or notice to Indemnitor and without affecting any of the obligations of Indemnitor hereunder: (a) any term, covenant or condition of the Purchase Agreement may be amended, compromised, released or otherwise altered by Buyer and Seller, and Indemnitor agrees the indemnification hereunder shall apply to Seller’s Surviving Obligations as so amended, compromised, released or altered; (b) any guarantor or indemnitor of Seller’s obligations under the Purchase Agreement or other party to the Purchase Agreement may be released, substituted or added; (c) any right or remedy under the Purchase Agreement, this Indemnity or any other instrument or agreement may be exercised, not exercised, impaired, modified, limited, destroyed, or suspended by Buyer; and (d) Buyer or any other person may deal in any manner with Seller, any guarantor of Seller’s obligations under the Purchase Agreement, any party to the Purchase Agreement or any other person.

9. Assignment. Buyer’s rights under this Indemnity are personal and Buyer may not assign any or all of its rights under this Indemnity.

10. Modification. No term or condition of this Indemnity may be waived, changed, terminated or modified orally, by course of conduct or in any manner other than by an agreement in writing signed by the party against whom enforcement is sought.

11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION

Exhibit “K” – Form of Seller Indemnity Agreement	3

ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF ARIZONA, COUNTY OF MARICOPA, OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF ARIZONA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF ARIZONA, COUNTY OF MARICOPA. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 4 HEREOF.

12. Duplicate Originals. This Indemnity may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

13. Attorneys’ Fees. If any action is brought by any party to this Indemnity to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Exhibit “K” – Form of Seller Indemnity Agreement	4

IN WITNESS WHEREOF, Indemnitor has caused this Indemnity to be executed as of the day and year first written above.

INDEMNITOR:

PROPERTY ASSET MANAGEMENT INC., a Delaware corporation

By:
Name:
Title:	Authorized Signatory

Exhibit “K” – Form of Seller Indemnity Agreement	5

EXHIBIT L

PIP

[See Attached]

Exhibit “L” - PIP	1

EXHIBIT M

FORMS OF APPLICATIONS FOR GOOD STANDING CERTIFICATES

[See Attached]

Exhibit “M” – Forms of Applications for Good Standing Certificates	1

SCHEDULE 1.1-1

ADVANCE BOOKINGS

1

SCHEDULE 1.1-2

DESCRIPTION OF LIQUOR LICENSE(S)

1

SCHEDULE 6.1(d)

DESCRIPTION OF LITIGATION

None

1

SCHEDULE 6.1(r)

DESCRIPTION OF HAZARDOUS MATERIALS

None

1